UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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The Manitowoc Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE MANITOWOC COMPANY, INC.

One Park Plaza

11270 West Park Place, Suite 1000

Milwaukee, Wisconsin 53224

(414) 760-4600

March 25, 2021

Dear Shareholder:

You are cordially invited to attend by virtual presence online the 2021 Annual Meeting of Shareholders (“2021 Annual Meeting”) of The Manitowoc Company, Inc. (the “Company”) which will be held on Tuesday, May 4, 2021, at 9:00 a.m. Central Daylight Time.  As a result of the continued public health and travel concerns relating to the COVID-19 pandemic, the 2021 Annual Meeting will be held in a virtual meeting (via live audio webcast) format only.  You will not be able to attend the 2021 Annual Meeting physically.  You or your proxyholder could participate, vote, and examine our shareholder list at the 2021 Annual Meeting by visiting www.virtualshareholdermeeting.com/MTW2021 and using your control number found on your proxy card.

As set forth in the enclosed Proxy Materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of eight directors for one-year terms expiring at the 2022 Annual Meeting of Shareholders;
2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.

An advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement; and

4.	Such other business as may properly come before the 2021 Annual Meeting.

The Board of Directors of the Company recommends the following votes:

•	FOR election of the eight directors named in the Proxy Statement for one-year terms expiring at the 2022 Annual Meeting of Shareholders;
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and
•	FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of the Proxy Statement.

Whether or not you are able to attend the 2021 Annual Meeting by virtual presence online, we welcome your questions and comments about the Company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting, so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by April 25, 2021.   Please send to the attention of our Secretary.

It is important that your shares be represented and voted at the meeting. You should have already received an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting with instructions on how to access the Proxy Materials and vote. As indicated in that Notice, you may view the Proxy Materials online at www.proxyvote.com and you may also access and complete the proxy card online at www.proxyvote.com. Or if you prefer, you may request a copy of the Proxy Materials, free of charge, including a hard copy of the proxy card, through the website www.proxyvote.com, by phone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com.

On behalf of the officers and directors of the Company, thank you for your continued support and confidence.

Sincerely,

Aaron H. Ravenscroft
President and Chief Executive Officer

THE MANITOWOC COMPANY, INC.

One Park Plaza

11270 West Park Place, Suite 1000

Milwaukee, Wisconsin 53224

(414) 760-4600

March 25, 2021

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Shareholders of The Manitowoc Company, Inc. to be held as a virtual meeting at www.virtualshareholdermeeting.com/MTW2021 on Tuesday, May 4, 2021, at 9:00 a.m., Central Daylight Time.

We encourage you to access and review all of the information contained in the Proxy Statement and accompanying materials before voting. The Proxy Statement and the Company’s Annual Report are available at www.proxyvote.com.

If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 20, 2021 to facilitate timely delivery.

The 2021 Annual Meeting of The Manitowoc Company, Inc. will be held as follows:

Meeting date:	Tuesday, May 4, 2021
Meeting time:	9:00 a.m. Central Daylight Time
Virtual meeting site:	www.virtualshareholdermeeting.com/MTW2021
Meeting admission:	To attend the 2021 Annual Meeting by virtual presence online, you will need your control number included on your proxy card.

Materials available:	Proxy Statement, Proxy Card and Annual Report
View Materials:	www.proxyvote.com
Request materials:	Internet: www.proxyvote.com
Phone: 1-800-579-1639
Email: sendmaterial@proxyvote.com

The 2021 Annual Meeting of The Manitowoc Company, Inc. will be held for the following purposes:

1.	To elect eight directors for one-year terms expiring at the 2022 Annual Meeting of Shareholders, all as set forth and described in the Proxy Statement;
2.	To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;
3.	To consider an advisory vote to approve the compensation of the Company’s named executive officers; and
4.	To transact such other business as may properly come before the 2021 Annual Meeting.

Shareholders of record as of the close of business on March 3, 2021 are cordially invited to attend by virtual presence online and are entitled to vote at the 2021 Annual Meeting. However, whether or not you expect to attend the 2021 Annual Meeting by virtual presence online, you are requested to properly complete the proxy card online at www.proxyvote.com or to obtain, complete, date, sign, and promptly return a hard copy of the proxy card, which can be obtained by request through the website, toll free number or email address noted above.

By Order of the Board of Directors

Thomas L. Doerr, Jr.
Executive Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

THE MANITOWOC COMPANY, INC.

One Park Plaza

11270 West Park Place, Suite 1000

Milwaukee, Wisconsin 53224

(414) 760-4600

SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors” or “Board”) of The Manitowoc Company, Inc., a Wisconsin corporation (referred to in this Proxy Statement as the “Company,” “we” or “our”), to the shareholders of the Company in connection with a solicitation of proxies for use at the 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”) to be held as a virtual meeting at 9:00 a.m., Central Daylight Time, on Tuesday, May 4, 2021, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying materials are being provided to shareholders on or about March 25, 2021.

Who can vote?

On March 3, 2021, the record date for determining shareholders entitled to vote at the 2021 Annual Meeting, there were outstanding 34,688,768 shares of Company common stock, par value $0.01 per share (the “Common Stock”). Each share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

How to vote

Any shareholder entitled to vote may vote by attending the virtual meeting online or by duly executed proxy. Shareholders of record will have the option to vote by written proxy or electronically via either the internet or telephone. Instructions on how to vote are set forth in the Proxy Materials sent to shareholders. Shareholders may access and complete the proxy card online at www.proxyvote.com. In order to vote online, a shareholder will need the control number provided to the shareholder along with the Notice of Meeting. The Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to use electronic voting methods may continue to cast votes by returning their signed and dated proxy card.  If you are a shareholder of record, you may attend the 2021 Annual Meeting by virtual presence online and vote your shares at www.virtualshareholdermeeting.com/MTW2021 during the meeting.  You will need your control number found on your proxy card.  Follow the instructions provided to cast your vote.

How to obtain meeting materials

All Proxy Materials for the 2021 Annual Meeting, including this Proxy Statement and the 2020 Annual Report to Shareholders, are available on the internet at www.proxyvote.com. All shareholders have been separately provided an “Important Notice Regarding the Availability of Proxy Materials.” As indicated in that Notice, if you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy.  Shareholders will not receive printed copies of the proxy materials unless they request them.  If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.  Please make your request as instructed in that Notice on or before April 20, 2021 to facilitate timely delivery.

Who may attend the annual meeting by virtual presence online?

Only shareholders of record at the close of business on the record date (March 3, 2021), or their proxy holders or the underlying beneficial owners of the Common Stock, may attend the meeting by virtual presence online by visiting www.virtualshareholdermeeting.com/MTW2021.

What do I need to do to attend the 2021 Annual Meeting by virtual presence online?

To attend the 2021 Annual Meeting by virtual presence online, please follow these instructions:

•

If shares you own are registered in your name, you may attend the 2021 Annual Meeting by virtual presence online by visiting www.virtualshareholdermeeting.com/MTW2021 and by providing your control number found on your proxy card; or

•

If you hold your shares in “street name” (that is, through a broker, bank or other nominee), you must first obtain a proxy issued in your name from your broker, bank or other nominee before attending the 2021 Annual Meeting by virtual presence online at www.virtualshareholdermeeting.com/MTW2021.  You will need to provide your control number found on the proxy card provided by such bank, broker or other nominee.

How can I participate in the 2021 Annual Meeting?

The 2021 Annual Meeting will be accessible only through the Internet. As with our 2020 Annual Meeting, this format is adopted out of an abundance of caution related to the COVID-19 pandemic and the priority we place on the health and well-being of our shareholders, employees and other stakeholders. We have worked to offer the same participation opportunities as were provided at the in person portion of our past meetings while further enhancing the online experience available to all shareholders regardless of their location.

You are entitled to participate in the 2021 Annual Meeting if you were a shareholder as of the close of business on March 3, 2021. The 2021 Annual Meeting will begin promptly at 9:00 a.m. Central Daylight Time. Online check-in will begin at 8:45 a.m. Central Daylight Time, and you should allow ample time for the online check-in procedures. If you have difficulty accessing the meeting, please call 844-986-0822 (US) or 303-562-9302 (International). We will have technicians available to assist you.

Whether or not you participate in the 2021 Annual Meeting, it is important that your shares be part of the voting process.  The other methods by which you may vote are described above.

This year’s shareholders question and answer session will include questions submitted live during the 2021 Annual Meeting. Questions may be submitted during the 2021 Annual Meeting through www.virtualshareholdermeeting.com/MTW2021. We will post questions and answers if applicable to our business on our Investor Relations website shortly after the meeting.

Proxies

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting by virtual presence online at the 2021 Annual Meeting. Attendance by virtual presence online at the 2021 Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the 2021 Annual Meeting will be voted as specified on the proxies. Shares held for the accounts of participants in the Company’s Dividend Reinvestment Plan and The Manitowoc Company, Inc. 401(k) Retirement Plan (for which the proxies will serve as voting instructions for the shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of those Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the eight director nominees, FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and FOR approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by distribution via mail and the internet pursuant to the rules of the Securities and Exchange Commission (“SEC”), but also may be made by email, telephone, facsimile, or other means of communication by certain directors, officers, employees, and agents of the Company. The directors, officers, and employees will receive no compensation for these proxy solicitation efforts in addition to their regular compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. The Company will request persons holding shares in their names for the benefit of others or in the names of their nominees to send Proxy Materials to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

Required Quorum

To be effective, a matter presented for a vote of shareholders at the 2021 Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the 2021 Annual Meeting attending by virtual presence online or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the 2021 Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned or postponed meeting, unless a new record date is or must be set for any adjourned or postponed meeting.

Your Broker needs your approval to vote certain matters

We remind you that your broker may not vote your shares in its discretion in the election of directors (Proposal 1); therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is also not permitted to vote your shares in its discretion regarding matters relating to executive compensation (Proposal 3). However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm (Proposal 2).

Required Vote

Proposal 1:    Election of Directors.    Directors are elected by a majority of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present, assuming the election is uncontested (a plurality voting standard applies in contested elections). For this purpose, a majority of votes cast means that the number of votes cast “for” a director’s election must exceed the number of votes cast “withheld” with respect to that director’s election. Any shares not voted (whether by broker non-vote or otherwise) will have no effect on the election of directors.

Pursuant to the Company’s Restated By-laws, any nominee who receives fewer votes cast “for” his or her election than votes cast “withheld” is required to promptly tender his or her resignation to the Chair of the Board following certification of the shareholder vote. The Corporate Governance Committee of the Board of Directors will promptly consider the resignation, and make a recommendation to the Board of Directors as to whether to accept or reject such resignation.

Proposal 2:    Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.    The affirmative vote of a majority of the votes cast on the proposal by the holders of shares entitled to vote at the meeting at which a quorum is present is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.  Any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of Common Stock as to which holders of shares abstain from voting will be treated as votes against ratification.

Proposal 3:    Advisory vote to approve the compensation of the Company’s named executive officers.    The affirmative vote of a majority of the votes cast on the proposal (assuming a quorum is present) is required to approve the advisory vote on the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement. Abstentions and broker non-votes will not be included in the votes cast and thus will have no effect other than not providing the Company with your view on the proposal. Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

The Board of Directors recommends a vote: “FOR” the election of the eight directors named in proposal 1; “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm in proposal 2; and “FOR” approval of the compensation of the Company’s named executive officers in proposal 3.

PROPOSAL 1

ELECTION OF DIRECTORS

Eight of the Company’s nine current directors are to be elected at the 2021 Annual Meeting. The nominees to the Board are Mses. Bélec and Cooney and Messrs. Bohn, Condon, Krueger, Myers, Pfeifer and Ravenscroft, all of whom are currently directors. Due to his desire to retire, Roy V. Armes is not standing for election at the 2021 Annual Meeting.  Information regarding each nominee is set forth below. If elected, each individual will hold office for a one-year term expiring at the 2022 Annual Meeting of Shareholders, subject to the limit discussed in the following sentence, or until their respective successors are duly elected and qualified. Pursuant to the Company’s Corporate Governance Guidelines, when a director reaches the age of 72, the director will resign from the Board at the first annual meeting held after reaching that age.

The election of directors is determined by a majority of the votes cast, if the election is uncontested. Shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. The nominees have indicated that they are able and willing to serve as directors. However, if any of the nominees should be unable to serve, which management does not contemplate, it is intended that the proxies will vote for the election of such other person or persons as management may recommend.

Information about the Company’s Director Nominees

The following sets forth certain information, as of March 3, 2021, about the Board’s nominees for election at the 2021 Annual Meeting.  All eight nominees were recommended to the Board by the Corporate Governance Committee.

Anne E. Bélec, 58, has been a director of the Company since 2019 and serves on the Company’s Audit and Compensation Committees. She is a senior executive with over 33 years of experience in sales, marketing and customer service.  She had an extensive career at Ford Motor Company, holding successively senior positions, including Director, Global Marketing and President and Chief Executive Officer, Volvo Cars N.A., Volvo Cars Corporation.  Ms. Bélec subsequently went on to hold several additional senior executive roles in the automotive and recreational products sectors, including Vice President and Chief Marketing Officer of Navistar, Inc. and Senior Vice President, Global Brand, Communications and Parts, Accessories and Clothing at Bombardier Recreational Products, Inc.  Ms. Bélec is the co-founder and presently serves as Chief Executive Officer of Mosaic Group, LLC, a firm offering outsourced marketing services for brands in Canada, the United States and globally.

Ms. Bélec’s extensive experience in sales and marketing, makes her qualified to serve on the Company’s Board of Directors.

Robert G. Bohn, 67, has been a director of the Company since 2014 and serves on the Company’s Corporate Governance Committee as Chair and on the Audit Committee. He served as Chief Executive Officer of Oshkosh Corporation, a leading innovator of mission-critical vehicles and equipment, from 1997 until 2010, and as its Chair of the Board from 2000 to 2011. Mr. Bohn joined Oshkosh Corporation in 1992 as Group Vice President, and also served as its President from 1994 to 2007 and as its Chief Operating Officer from 1994 to 1997. Prior to joining Oshkosh Corporation, he held various executive positions with Johnson Controls, Inc. from 1985 to 1992. He also serves as a director of Carlisle Companies Inc.

Mr. Bohn’s extensive experience in growth strategy development and execution, international market development, acquisitions integration, and maximizing operational efficiency make him qualified to serve on the Company’s Board of Directors.

Donald M. Condon, Jr., 71, has been a director of the Company since 2010 and serves on the Company’s Compensation Committee as Chair and on the Audit Committee. Mr. Condon is President (2012 to present) of IDSM Distribution Services, Inc., a family-owned company providing distribution services. Mr. Condon previously served as a director and Chief Development Officer of Continental Carbon Company (2017-2020), an affiliate of China Synthetic Rubber Company and Taiwan Cement Corporation, which are public companies.  Prior to joining

Continental Carbon Company, he served as Senior Vice President (2006-2012) of Olefins and Corporate Business Development for Westlake Chemical Corporation, an owner and operator of facilities for the manufacture of petrochemicals, plastics and fabricated plastic products. Prior to joining Westlake, Mr. Condon held executive positions in the petrochemical, plastics, oil and gas, and industrial fabrication business with Titan Chemicals Corp. Bhd. (2003-2006), Conoco (1993-2003), and E.I. DuPont De Nemours (1974-1993). While at Titan Chemicals, Mr. Condon was Managing Director and Chief Executive Officer, and he led the company when it went public on the Malaysian Stock Exchange (Bursa Malaysia) and the NYSE in 2005, and continued to serve as a director until 2010. Mr. Condon also serves as a member of the Advisory Board of the Nicholas Center for Finance at the University of Wisconsin-Madison, as Director of re:MIND (formerly the Depression and Bipolar Support Alliance of Greater Houston), and is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow, NACD’s highest accreditation for boardroom leadership.

Mr. Condon’s more than 40 years of senior executive and board experience in management, finance, operations, strategy and corporate development in the chemical, industrial and energy industries make him a valuable contributor to the Company’s Board of Directors.

Anne M. Cooney, 61, has been a director of the Company since 2016 and serves as a member of the Company’s Audit and Compensation Committees. She served as President, Process Industries and Drives of Siemens Industry, Inc., a division of Siemens AG, a multinational conglomerate primarily engaged in industrial engineering, electronics, energy, healthcare and infrastructure activities, from 2014 to her retirement in December 2018. Ms. Cooney joined Siemens in 2001 and held a variety of high-level management positions, including serving as Chief Operating Officer, Siemens Healthcare Diagnostics, a division of Siemens AG, from 2011 until 2014, and as President, Drives Technologies of Siemens Industry, Inc. from 2008 until 2011. She previously held various positions with increasing responsibility at General Electric Company and also served as Vice President, Manufacturing of Aladdin Industries, LLC. Ms. Cooney currently serves as a director of Summit Materials, Inc.

Ms. Cooney brings senior management and operational experience to the Company’s Board of Directors. Her extensive background and leadership experience in various segments of large manufacturing companies make her qualified to serve on the Company’s Board of Directors.

Kenneth W. Krueger, 64, has been a director of the Company since 2004, currently serves as the Non-Executive Board Chair and served as the interim President and Chief Executive Officer of the Company from October 2015 until March 2016. Mr. Krueger was the Chief Operating Officer (2006 to 2009) and Executive Vice President (2005 to 2006) of Bucyrus International, Inc., a global leader in mining equipment manufacturing. Mr. Krueger also was the Sr. Vice President and Chief Financial Officer (2000 to 2005) of A. O. Smith Corporation, a global manufacturer of water heating and water treatment systems, and Vice President, Finance and Planning, Hydraulics, Semiconductor Equipment and Specialty Controls Group (1999 to 2000) of Eaton Corporation. Mr. Krueger also serves as a director of Douglas Dynamics, Inc. and Albany International Corporation.

Mr. Krueger has extensive financial, accounting and operations experience. He has served as a chief financial officer and chief operating officer of publicly-traded companies and has other significant senior management experience. His experience and background in finance and accounting in a publicly-traded manufacturing company bring great focus to the Company’s accounting, auditing and internal controls. Mr. Krueger’s operations leadership experience in the heavy manufacturing industry, coupled with his experience in accounting and finance, make him a valued adviser as a member of the Company’s Board of Directors and as the current Chair.

C. David Myers, 57, has been a director of the Company since 2016 and serves on the Company’s Audit Committee as Chair and on the Corporate Governance Committee. He retired as President – Building Efficiency of Johnson Controls, Inc., a global diversified technology and industrial company, in 2014 after serving in such role since 2005. Mr. Myers previously served as President and Chief Executive Officer, as well as a director, of York International Corporation, a provider of heating, ventilating, air conditioning, and refrigeration products and services, from 2004 until York was acquired by Johnson Controls in 2005. Prior thereto, he held other positions with increasing responsibility at York, including serving as President, Executive Vice President and Chief Financial Officer. Mr. Myers previously served as a Senior Manager at KPMG LLP. Mr. Myers serves as a director of The Boler Company (operating as Hendrickson International) and First American Funds.  Mr. Myers formerly served on the board of Children’s Hospital of Wisconsin.

Mr. Myers brings senior management, accounting, and financial controls experience to the Company’s Board of Directors. The foundation of Mr. Myers’ financial controls and accounting expertise is from when he served as a senior manager at KPMG and continued through his service as Chief Financial Officer of York. His background and experience in finance, accounting, and senior management in various segments of large manufacturing companies make him qualified to serve on the Company’s Board of Directors.

John C. Pfeifer, 55, has been a director of the Company since 2016 and serves as a member of the Company’s Compensation and Corporate Governance Committees. He has served as the President and Chief Operating Officer for Oshkosh Corporation, a leading innovator of mission-critical vehicles and equipment, since May 5, 2020 and it has been announced that Mr. Pfeifer will become the President and Chief Executive Officer of Oshkosh Corporation effective April 2, 2021.  Mr. Pfeifer previously served as the Executive Vice President and Chief Operating Officer for Oshkosh Corporation from May 1, 2019 until May 5, 2020, where he was responsible for the company’s business portfolio and played a vital role in shaping strategy.  Mr. Pfeifer joined Oshkosh in 2019 after serving 13 years with Brunswick Corporation, most recently he was Senior Vice President of the Brunswick Corporation, and has served as President of Mercury Marine, a subsidiary of the Brunswick Corporation, since 2014. Mercury Marine is a multibillion dollar global manufacturer of marine propulsion systems. Mr. Pfeifer previously served as Vice President - Global Operations for Mercury Marine from 2012 until 2014 and as President, Brunswick Marine in EMEA from 2008 until 2012. Prior to joining Brunswick in 2006 as President, Asia Pacific Group, Mr. Pfeifer held various executive level positions with increasing responsibility at ITT Corporation, a diversified manufacturer. Mr. Pfeifer is expected to join the Board of Directors of Oshkosh Corporation, effective as of April 2, 2021.

Mr. Pfeifer has extensive management and operational experience in the international operations of large, diversified manufacturers. His experience in international market development, integration and maximizing operational efficiency make him qualified to serve on the Company’s Board of Directors.

Aaron H. Ravenscroft, 42, has served as President and Chief Executive Officer since August 2020. Mr. Ravenscroft joined Manitowoc as Executive Vice President of the Mobile Cranes business in March 2016, and in August 2017, he took responsibility for the Tower Cranes business. Prior to joining Manitowoc, Mr. Ravenscroft served as a Regional Managing Director at Weir Group's Mineral division from 2013 to 2016. From 2011 to 2013, he served as President of the Process Flow Control Group at Robbins & Myers. Prior to Robbins & Myers, Mr. Ravenscroft served as Regional Vice President of the Industrial Products Group for Gardner Denver from 2008 to 2011 and a series of positions with increasing responsibility at Wabtec from 2003 to 2008. Mr. Ravenscroft started his career as a Sell Side stock analyst at Janney Montgomery Scott following capital goods companies from 2000 to 2003.

Mr. Ravenscroft earned his MBA from Carnegie Mellon University and his B.A. in Economics from Bucknell University.  In addition to serving as the Company’s President and Chief Executive Officer, Mr. Ravenscroft’s deep industrial expertise qualifies him to serve on the Company’s Board of Directors.

The Board of Directors recommends a vote “FOR” the election of each of the eight above nominees.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING DECEMBER 31, 2021

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021, and ask that the shareholders ratify that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2021 Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so. Although ratification is not required by the Company’s Restated By-laws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 to its shareholders for ratification as a matter of good corporate practice and because the Board values the input of its shareholders on this matter. As previously described, a majority of the votes cast on the proposal by the holders of shares entitled to vote at the 2021 Annual Meeting is required for ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider it as a direction by shareholders to consider the appointment of a different independent registered public accounting firm. Nevertheless, the Audit Committee will still have the discretion to determine whom to appoint as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S
NAMED EXECUTIVE OFFICERS

As explained in detail in the Compensation Discussion and Analysis and Compensation Committee Report sections of this Proxy Statement, through our executive compensation program we seek to align the interests of our executives with the interests of our shareholders and Company performance, as well as to motivate our executives to maximize long-term total returns to our shareholders. In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our shareholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers. The Company currently holds these votes annually. We believe the 2020 actual compensation paid to the named executive officers is commensurate with the Company’s 2020 performance and is aligned with the interests of our shareholders. Accordingly, we ask your indication of support “FOR” approval of the compensation of the Company’s named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although the outcome of this advisory vote is not binding on the Company, the Compensation Committee and the Board of Directors will review and consider the outcome of the vote when making future compensation decisions pertaining to the Company’s named executive officers.

In seeking your approval of the compensation of the named executive officers, we direct you to the Compensation Discussion and Analysis section, including its Executive Summary, and the Executive Compensation section.

The Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the Executive Compensation sections of this Proxy Statement.

Corporate Governance

Corporate Governance Highlights

The Company believes that strong corporate governance is a critical element to achieving long-term shareholder value. We are committed to governance practices and policies that serve the interests of the Company and its shareholders. The following table summarizes certain highlights of our corporate governance practices and policies:

✓Annual election of all directors

✓Majority voting for directors

✓Audit, Compensation and Corporate Governance Committees composed entirely of independent directors

✓Ability to remove directors without cause

✓Average age of our director nominees is 59

✓Mandatory director retirement age

✓The Board of Directors includes two women

✓None of our director nominees are “overboarded” – four do not sit on any other public company Board of Directors, three sit on just one other public company Board of Directors and one sits on just two other public company Boards of Directors

✓No supermajority voting provisions in our Amended and Restated Articles of Incorporation or Restated By-laws

✓Declassified Board

✓Right of shareholders holding 10% or more of our stock to call special meetings

✓Share ownership guidelines for directors and executives

✓Board Chair and Chief Executive Officer roles separated

✓Published Corporate Governance Guidelines

✓Published Global Code of Business Conduct applicable to our Board of Directors

✓Each Committee of our Board of Directors has a published charter that is reviewed and evaluated at least annually

✓Independent directors meet regularly and frequently (at least four times per year) without management present

✓Non-Executive Board Chair

Governance of the Company

Composition. Currently the Board is comprised of nine directors. Due to his desire to retire, Roy V. Armes is not standing for election at the 2021 Annual Meeting.  As a result, the size of the Board will, effective immediately preceding the 2021 Annual Meeting, be reduced from nine directors to eight. Under the Company’s Restated By-laws, the number of directors may not be less than seven or more than twelve.  The Board of Directors has determined that the following non-employee directors – Roy V. Armes, Anne E. Bélec, Robert G. Bohn, Donald M. Condon, Jr., Anne M. Cooney, Kenneth W. Krueger, C. David Myers and John C. Pfeifer – do not have any material relationships with the Company, other than serving as directors, and that each is independent as defined in the Company’s Director Independence Criteria and under applicable law and the New York Stock Exchange (the “NYSE”) listing standards.  In determining whether a director has a material relationship with the Company, in addition to reviewing applicable laws and NYSE listing standards, the Board has adopted nine Director Independence Criteria which may be viewed on the Company’s website under “Investors – Corporate Governance” at www.manitowoc.com.  Any director who meets all of the nine criteria will be presumed by the Board to have no material relationship with the Company.  Aaron H. Ravenscroft, the Company’s President and Chief Executive Officer, is not an independent director.

Guidelines and Ethics. The Company has adopted Corporate Governance Guidelines in order to set forth internal Board policies and procedures.  The Board of Directors regularly reviews and, if appropriate, revises the Corporate Governance Guidelines and other governance instruments, including the charters of its Audit, Compensation and Corporate Governance Committees, in accordance with rules of the SEC and the NYSE. The Board of Directors has also adopted a Code of Conduct that includes a Global Ethics Policy that pertains to all employees, including, but not limited to, the Company’s principal executive officer, principal financial officer, principal accounting officer and controller.

Copies of these documents are available, free of charge, on the Company’s website under “Investors – Corporate Governance” at www.manitowoc.com.

As set forth in the Corporate Governance Guidelines, all directors are strongly encouraged to attend the annual shareholder meeting of the Company.  With the exception of one director who, due to a prior conflict and commitment, was unable to attend, all of our remaining directors serving at the time attended the 2020 Annual Meeting of Shareholders.

Meetings. During the fiscal year ended December 31, 2020, the Board of Directors met six times. All members of the Board attended at least 75 percent of the meetings held by the Board and the committees on which they served.  As required by the Company’s Corporate Governance Guidelines, the Board met in executive session at each regular Board meeting during 2020.

Board Leadership Structure. The Board of Directors has determined that the interests of the Company and the Board of Directors are best served at this time by separating the roles of Chair of the Board and Chief Executive Officer of the Company.  Among the factors considered by the Board in reaching this conclusion, the Board of Directors believes that it is important for Mr. Ravenscroft to focus solely on his responsibilities as President and Chief Executive Officer of the Company and that a Board member with a long-standing familiarity with the Company should serve as the Chair of the Board of Directors.

The Non-Executive Chair of the Board is an independent director.  The Corporate Governance Guidelines provide that if the Chair of the Board is not an independent director, the chairperson of the Corporate Governance Committee will serve as the lead director.  If for any reason the chairperson of the Corporate Governance Committee is unable to perform the lead director role on a temporary basis, he/she will designate the chairperson of either the Compensation Committee or the Audit Committee to assume the role of lead director on an interim basis.  When a lead director is in place, the lead director has the following duties and responsibilities: (a) preside at all meetings of the Board of Directors at which the Chair of the Board is not present, including independent director sessions; (b) call independent director sessions; (c) serve as a liaison between the Chair of the Board and the independent directors; (d) review and approve the agendas for Board meetings, including the schedule of meetings; (e) meet with the Chair of the Board and Chief Executive Officer after each Board meeting to provide feedback to the Chair of the Board and Chief Executive Officer regarding the Board meeting and any other matters deemed appropriate by the independent directors; and (f) such other duties and responsibilities as the Board of Directors may request from time to time.

Committees. The Company has standing Corporate Governance, Audit and Compensation Committees of the Board of Directors, currently comprised of only independent directors as follows:

Risk Oversight

The Board of Directors is responsible for the oversight of risk across the entire Company. This responsibility is administered more directly through the Audit Committee of the Board of Directors. As set forth in the Audit Committee Charter, one of the responsibilities of the Audit Committee is to assist the Board of Directors in fulfilling its role in the oversight of risk across the organization and the management and/or mitigation of those risks. On a regular basis in its committee meetings, the Audit Committee specifically reviews risk factors identified by management that could have a material adverse effect on the business, financial condition or results of operations of the Company. Additionally, the Audit Committee works to identify the Company’s material risks and risk factors through regular meetings and discussions with senior management, the director of internal audit and the Company’s independent auditors. Management reviews with the Audit Committee the potential risks and mitigating strategies related to each of the Company’s key business areas (i.e., market, financial, operational, reputation, competition, legal and regulatory, environmental, health and safety, product liability, public reporting, information systems, employment and labor, and strategic planning). As specific issues arise and are identified, the Audit Committee reviews with management those issues and the controls that have been put in place, as well as the actions taken to address and mitigate those risks. Appropriate members of the executive leadership team and management are responsible for management of the various risks related to each of the Company’s key business areas.  During 2020, the Board of Directors and its committees also reviewed and discussed with management the impact of COVID-19 on the Company’s employees, supply chain, and business, and management’s strategies and initiatives to respond to, and mitigate, adverse impacts, including enhanced health and safety measures for the Company’s workforce and its supply chain’s workforce.

Transactions with Related Persons

The Board of Directors has adopted written policies and procedures regarding the review, approval, and ratification of related party transactions.  For purposes of these policies and procedures:

•	a “related person” means any of the Company’s directors, executive officers, nominees for director, five percent or greater shareholder or any of their immediate family members; and
•

a “related person transaction” generally means a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each executive officer, director or nominee for director is required to disclose to the Audit Committee certain information relating to related person transactions for review and approval or ratification by the Audit Committee. The Audit Committee is required to disclose any material related person transactions to the full Board of Directors.

Disclosure to the Audit Committee is required to be made before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the transaction or of a material change to such a transaction. Under the policy, the Audit Committee’s decision to approve or ratify a related person transaction is to be based on the Audit Committee’s determination that consummation of the transaction is in, or was not contrary to, the best interests of the Company.  There were no related person transactions during 2020, except as follows:

Compensation Committee Interlocks and Insider Participation.  Mr. Pfeifer, a director of the Company and a member of the Compensation Committee, has served as the President and Chief Operating Officer of Oshkosh Corporation (“Oshkosh”) since May 5, 2020 and served as the Executive Vice President and Chief Operating Officer of Oshkosh from May 1, 2019 until May 5, 2020.  Mr. Pfeifer owns less than 1% of the outstanding equity of Oshkosh.  In 2020, the Company sold approximately $1.5 million of goods and services to Oshkosh, which were conducted in arms’ length transactions in the normal and ordinary course of the Company’s business and were approved by the Audit Committee pursuant to the Company’s related person transaction policy.

Corporate Governance Committee

The Corporate Governance Committee is also the Company’s nominating committee.  The purpose of the Corporate Governance Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees and to recommend to the Board the corporate governance principles and guidelines.  The Corporate Governance Committee Chair, along with the Chair of the Board, also conducts an annual performance assessment of the Chief Executive Officer.  The Corporate Governance Committee conducts an annual assessment of its own performance and it coordinates the annual evaluation of the Board.

All members of the Corporate Governance Committee are independent as defined in the Company’s Director Independence Criteria, applicable law and the corporate governance listing standards of the New York Stock Exchange.

The Corporate Governance Committee met four times during 2020.

Audit Committee

The purpose of the Audit Committee, is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the risk across the organization and the management and/or mitigation of those risks, (6) the Company’s compliance with ethical standards established by law, rule, regulation and Company policy, and (7) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit Committee conducts an annual evaluation of its own performance.

All the members of the Audit Committee are “independent,” as defined in the Company’s Director Independence Criteria, the Audit Committee Charter, applicable law and the corporate governance listing standards of the New York Stock Exchange relating to audit committees.  The Board has determined that all members of the Audit Committee are financially literate and that Messrs. Myers, Bohn and Condon are “audit committee financial experts,” as defined in the Company’s Audit Committee Charter and in the SEC regulations.

The Audit Committee met five times during 2020. For further information, see the Audit Committee Report below.

Compensation Committee

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that executive officers, directors and employees are compensated in accordance with the Company’s philosophy, objectives and policies.  The Compensation Committee reviews and approves compensation and benefits policies, strategies and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s annual Proxy Statement, in accordance with applicable rules and regulations.  The Compensation Committee conducts an annual evaluation of its own performance.

All the members of the Compensation Committee are “independent” as defined in the Company’s Director Independence Criteria, the Compensation Committee Charter, applicable law and the corporate governance listing standards of the New York Stock Exchange relating to compensation committees.  The Compensation Committee is primarily responsible for administering the Company’s executive compensation program.  As such, the Compensation Committee reviews and approves all elements of the executive compensation program that cover the executive officers.  Management is responsible for making recommendations to the Compensation Committee (except with respect to compensation paid to the Chief Executive Officer) and effectively implementing the executive compensation program, as established by the Compensation Committee.  To assist the Compensation Committee with its responsibilities regarding the executive compensation program, the Compensation Committee currently retains Willis Towers Watson as its independent compensation consultant.  The Compensation Committee considered the factors set forth in the Compensation Committee Charter and in applicable SEC and New York Stock Exchange rules regarding independence, and does not believe that its retention of Willis Towers Watson has given rise to any conflict of interest.

The Compensation Committee’s responsibilities include the following:

•

Acting on behalf of the Board of Directors in setting compensation policy, administering compensation plans and making decisions with respect to the compensation of executive officers, including the review and approval of merit/other compensation budgets and payouts under incentive plans;

•

Reviewing and recommending to the full Board for approval, annual base salary levels, short-term and long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), benefits, and supplemental benefits of the Chief Executive Officer and other executive officers of the Company;

•

Annually evaluating Chief Executive Officer and executive officers’ compensation levels and payouts against (1) pre-established, measurable performance goals and objectives; and (2) an appropriate comparison group; and

•	Reviewing and recommending the compensation for non-employee directors for vote by the full Board.

The Compensation Committee met six times during 2020. For further information, see the Compensation Discussion and Analysis and the Compensation Committee Report below.

Shareholder Engagement

We believe that effective corporate governance should include regular engagement with our shareholders. In our ongoing commitment to foster strong relationships and an open dialogue with shareholders, we engaged in a co-led management and Board outreach program. In the summer of 2020, we invited twenty-five of our largest shareowners representing, at the time, approximately 60% of our outstanding shares to calls and had calls with five shareholders representing approximately 11% of our outstanding shares, at the time. We discussed our company’s pay for performance philosophy, governance practices and trends including Environmental Social and Governance (ESG) practices, and our executive compensation program, for which we received feedback on the topics most important to our shareholders.

Our Board values the views of shareholders and was updated on our shareholder engagement calls. The Board is also committed to considering all shareholder feedback when establishing and evaluating appropriate policies and practices. We believe that periodic engagement with our shareholders helps to strengthen our relationship with them, helps us to better understand their views on our corporate governance practices, and is valuable in providing us with insights into ESG and other important compensation topics and trends.

Nominations of Directors

The Corporate Governance Committee has adopted the following policies and procedures regarding consideration of candidates for the Board.

Consideration of Candidates for the Board of Directors Submitted by Shareholders. Pursuant to the Company’s Restated Bylaws and the Corporate Governance Committee Charter, the Corporate Governance Committee will only review recommendations for director nominees from any shareholder beneficially owning, or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding Common Stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”).  Any Qualified Shareholder must submit its recommendation no later than 120 calendar days before the date of the Company’s Proxy Statement is released to the shareholders in connection with the previous year’s annual meeting for the recommendation to be considered by the Corporate Governance Committee.  Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned “Communications to the Board of Directors” (which is also described below).  In considering any timely-submitted recommendation from a Qualified Shareholder, the Corporate Governance Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event shall a candidate recommended by a Qualified Shareholder who is not “independent” as defined in the Company’s Director Independence Criteria and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines be recommended for nomination by the Corporate Governance Committee.

The Corporate Governance Committee did not receive, prior to the deadline noted above, any recommendations for director nominees from any Qualified Shareholder.

Consideration of Candidates for the Board of Directors who are Incumbent Directors. Prior to the expiration of the term of a director desiring to stand for re-election, the Corporate Governance Committee will evaluate the performance and suitability of the particular director. The evaluation may include the opportunity for other sitting directors to provide input to the Corporate Governance Committee or its chairperson and may include an interview of the director being evaluated.  If the director being evaluated is the chairperson of the Corporate Governance Committee, another Corporate Governance Committee member will be appointed by the Corporate Governance Committee to lead the evaluation. The Corporate Governance Committee will make a recommendation to the Board for the Board’s final decision on each director seeking re-election.

Consideration of Candidates for the Board of Directors who are Non-Incumbent Directors. In the event of a vacancy in the Board of Directors, the Corporate Governance Committee will manage the process of searching for a suitable director. The Corporate Governance Committee will be free to use its judgment in structuring and carrying out the search process based on the Corporate Governance Committee’s and the Board’s perception as to what qualifications would best suit the Board’s needs for each particular vacancy.  The process may include the consideration of candidates recommended by officers, Board members, shareholders and/or a third party professional search firm retained by the Corporate Governance Committee. The Corporate Governance Committee has sole authority to retain (including to determine the fees and other retention terms) and terminate any third party to be used to identify director candidates and/or evaluate any director candidates.  Any candidate should meet the expectations for directors set forth in the Company’s Corporate Governance Guidelines. Strong preference should be given to candidates who are “independent,” as that term is defined in the Company’s Director Independence Criteria and the New York Stock Exchange rules, and to candidates who are sitting or former executives of companies whose securities are listed on a national securities exchange and registered pursuant to the Securities Exchange Act of 1934.  The Corporate Governance Committee is not required to consider candidates recommended by a shareholder except as set forth in the section captioned “Consideration of Candidates for the Board of Directors Submitted by Shareholders” set forth above.  If the Corporate Governance Committee determines to consider a candidate recommended by a shareholder, the Committee will be free to use its discretion and judgment as to what deference will be given in considering any such candidate.

Director Qualifications and Diversity. The Board of Directors appreciates the value that can come from a diverse representation on the Board of Directors.  In identifying candidates for the Board of Directors, the Corporate

Governance Committee considers foremost the qualifications and experience that the Corporate Governance Committee believes would best suit the Board’s needs created by each particular vacancy.  As part of the process, the Corporate Governance Committee and the Board endeavor to have a Board comprised of individuals with diverse backgrounds, viewpoints, and life and professional experiences, provided such individuals should all have a high level of management and/or financial experience and expertise.  In this process, the Board of Directors and the Corporate Governance Committee do not discriminate against any candidate on the basis of race, color, national origin, gender, religion, disability, sexual orientation or gender identity.

Communications to the Board of Directors

As set forth in the Company’s Corporate Governance Guidelines, any shareholder or interested party may communicate with the Board of Directors in accordance with the following process.  If an interested party desires to communicate with the Board of Directors or any member of the Board of Directors, the interested party may send such communication in writing to the Company to the attention of our Secretary.  Such communication must include the following information in order to be considered for forwarding to the Board of Directors or the applicable director:

1.	The name, address, and phone number of the interested party;
2.

The basis of the party’s interest in the Company (for example, if the interested party is a shareholder, a statement to that effect with the number of shares owned by the shareholder and the length of time that such shares have been beneficially owned);

3.	The identity of the director or directors for whom such communication is intended;
4.	The address where any reply or questions may be sent by the Company, the Board or any Board member;
5.	Whether such interested party requests that the Company let the interested party know whether or not such communication has been forwarded to the Board or the particular Board member; and
6.	Such other information that the Company may subsequently request in order to verify the foregoing information or to clarify the communication.

Any communication that the Company’s Secretary determines, in his or her discretion, to be or to contain any language that is offensive or to be dangerous, harmful, illegal, illegible, not understandable, or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from an interested party shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board, nor any Board member, shall be obligated to send any reply or response to the interested party, except to indicate to the interested party (but only if the interested party specifically requested such an indication) whether or not the interested party’s communication was forwarded to the Board or the applicable Board member.

Audit Committee Report

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with the Company’s management;
•

discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board; and

•

received the written disclosure and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board, considered whether the provisions of non-audit services by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Fees Billed to the Company by PricewaterhouseCoopers LLP during

Fiscal 2020 and 2019

Fees billed or expected to be billed by PricewaterhouseCoopers LLP for each of the last two years are listed in the following table:

Year Ended December 31,	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2020	$1,603,000	$0	$60,400	$2,745
2019	$1,855,000	$50,000	$98,000	$2,700

Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to consents and assistance with a review of documents filed with the SEC.

Audit related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

Tax fees primarily include fees associated with tax compliance, tax consulting, and domestic and international tax planning.

All other fees primarily include fees associated with an accounting research tool.

The Company’s Audit Committee Charter requires that the Audit Committee pre-approve all non-audit services to be performed by the Company’s independent registered public accounting firm. All services performed by PricewaterhouseCoopers LLP that are encompassed in the audit related fees, tax fees, and all other fees were approved by the Audit Committee in advance in accordance with the pre-approval policy set forth in the Audit Committee Charter.

Independent Registered Public Accounting Firm

In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2021. As set forth in this Proxy Statement, the appointment of PricewaterhouseCoopers LLP is being submitted to the shareholders for ratification at the 2021 Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2021 Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit Committee
C. David Myers, Chair
Anne E. Bélec
Robert G. Bohn
Donald M. Condon, Jr.
Anne M. Cooney

Ownership of Securities

Stock Ownership of Beneficial Owners of More than Five Percent

The following table sets forth information regarding the beneficial ownership of each person or entity known by the Company to have beneficial ownership of more than 5% of the Company’s outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	2,831,823(1)	8.2%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	2,713,878(2)	7.9%
Front Street Capital Management and Tarkio Fund 218 E. Front Street Suite 205 Missoula, MT 59802	1,925,757(3)	5.5%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	1,797,106(4)	5.2%

(1)

This information is based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 29, 2021. BlackRock reported that it may be deemed to have sole voting power with respect to 2,741,536 shares and sole dispositive power with respect to 2,831,823 shares as of December 31, 2020.

(2)

This information is based solely on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP (“Dimensional”) on February 12, 2021. Dimensional reported that it may be deemed to have sole voting power as to 2,597,820 shares, no shared voting power with respect to any shares, sole dispositive power with respect to 2,713,878 shares and no shared dispositive power with respect to any shares as of December 31, 2020.

(3)

This information is based solely on a Schedule 13G filed with the SEC by Front Street Capital Management, Inc. (“FSC”) and Tarkio Fund (“TARKX”) on January 28, 2021.  FSC reported that it may be deemed to have sole voting power as to 144,065 shares, no shared voting power with respect to any shares, sole dispositive power with respect to 933,092 shares and no shared dispositive power with respect to any shares of December 31, 2020; and TARKX reported that it may be deemed to have sole voting power as to 848,600 shares, no shared voting power with respect to any shares, sole dispositive power with respect to 848,600 shares and no shared dispositive power with respect to any shares as of December 31, 2020.

(4)

This information is based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2021.  Vanguard reported that it may be deemed to have sole voting power as to no shares, shared voting power as to 43,146 shares, sole dispositive power with respect to 1,718,367 shares and shared dispositive power with respect to 78,739 shares as of December 31, 2020.

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of Common Stock by each current director and director nominee of the Company, by each current and former executive officer of the Company named in the Summary Compensation Table below, and by the current directors and executive officers of the Company as a group. Unless otherwise indicated, the information is provided as of the Record Date (i.e., March 3, 2021). Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock, and the current executive officers and directors as a group own approximately 2.05% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company’s Deferred Compensation Plan. None of the persons named below has pledged any of his/her shares as security.

Name	Number of Shares of Common Stock Beneficially Owned(1)	Number of Deferred Common Stock Units Beneficially Owned(2)
David J. Antoniuk	161,141(3)(4)	0
Roy V. Armes	26,109	0
Anne E. Bélec	16,785	0
Robert G. Bohn	39,145	0
Terrance L. Collins	34,454(5)	0
Donald M. Condon, Jr.	44,617	1,932
Anne M. Cooney	37,438	0
Thomas L. Doerr, Jr.	40,706(6)	0
Kenneth W. Krueger	81,892	5,232
Leslie L. Middleton	32,576(7)	0
C. David Myers	45,042	0
Barry L. Pennypacker, former executive officer	530,381(8)	0
John C. Pfeifer	37,438	0
Aaron H. Ravenscroft	118,887(9)	0
Peter A. Ruck, former executive officer	40,346(8)	0
Total of all current executive officers and directors as a group (13 persons)	716,230(10)	7,164

(1)	Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.
(2)

The Company has the sole right to vote all shares of Common Stock underlying the Common Stock units held in the Deferred Compensation Plan Trust. The independent trustee of the Trust has dispositive power as to such shares.

(3)	Includes 105,685 shares that Mr. Antoniuk has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2021 Annual Meeting.
(4)	Includes 14,500 shares held by the David and Nancy Antoniuk JT/WROS.
(5)	Includes 28,615 shares that Mr. Collins has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2021 Annual Meeting.
(6)	Includes 27,081 shares that Mr. Doerr has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2021 Annual Meeting.
(7)	Includes 23,958 shares that Mr. Middleton has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2021 Annual Meeting.
(8)

Messrs. Pennypacker and Ruck are former executive officers of the Company. The numbers reflected in this table are pursuant to the most recent Form 4 filed by each, less forfeited restricted stock units.

Includes 337,972 and 10,992 shares, respectively, that Messrs. Pennypacker and Ruck have the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2021 Annual Meeting.

(9)	Includes 90,566 shares that Mr. Ravenscroft has the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2021 Annual Meeting.
(10)

Includes 275,905 shares that the Company’s named executive officers have the right to acquire pursuant to the Company’s 2013 Omnibus Incentive Plan within sixty days following the record date for the 2021 Annual Meeting.

Non-Employee Director Compensation

The annual compensation package for non-employee directors is designed to attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors.  It is also intended to be competitive relative to general industrial companies of comparable size to the Company. The Compensation Committee typically reviews the market competitiveness of the non-employee director compensation program every two years with the assistance of an outside consulting firm.

The 2020 compensation package for non-employee directors consisted of cash (annual retainers) and equity (stock) awards. No meeting fees were paid to non-employee directors in 2020. Directors are also entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and from Board and committee meetings and other Company events. An individual director’s actual annual compensation will vary based on committee memberships and committee chair responsibilities.

A significant portion of the target annual compensation package is delivered in the form of equity, which is designed to promote a strong alignment of interests between the Company’s non-employee directors and its shareholders. In 2020, the equity award, consisting of a stock grant, was set based on the guideline value of $120,000. The number of shares granted were based on the closing stock price on February 26, 2020 (which was the date of the Board meeting). The accounting expense was based on the closing stock price as of the date of grant.

Equity awards made in 2020 to non-employee directors were granted under the Company’s 2013 Omnibus Incentive Plan. The Compensation Committee may, in its discretion, grant awards from time-to-time in such amounts as it determines and to such non-employee directors as it selects.

The following table summarizes the 2020 compensation elements provided to the Company’s non-employee directors:

Director Pay Element	Amount
Annual Retainer for Board Chair (Non-Executive)	$125,000
Annual Retainer for Board Member	$75,000
Annual Retainer for Lead Independent Director	$25,000
Annual Retainer for Audit Committee Chair	$20,000
Annual Retainer for Compensation Committee Chair	$15,000
Annual Retainer for Governance Committee Chair	$15,000
Annual Retainer for Audit Committee Member	$10,000
Annual Retainer for Compensation Committee Member	$7,500
Annual Retainer for Governance Committee Member	$7,500
Annual Equity Grant	$120,000

Non-Employee Directors’ Compensation

The following table sets forth the total compensation earned by non-employee directors during the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash (1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Roy V. Armes	$90,000	$120,001	$0	$0	$210,001
Anne E. Bélec	$91,250	$120,001	$0	$0	$211,251
Robert G. Bohn	$100,000	$120,001	$0	$0	$220,001
Donald M. Condon, Jr.	$100,000	$120,001	$0	$1,092	$221,093
Anne M. Cooney	$92,500	$120,001	$0	$0	$212,501
Kenneth W. Krueger	$200,000	$120,001	$0	$0	$320,001
C. David Myers	$102,500	$120,001	$0	$0	$222,501
John C. Pfeifer	$90,000	$120,001	$0	$1,452	$211,454
(1)	Includes annual cash retainers for the board chair, board members, committee chairs and committee members.
(2)

Reflects the grant date fair value of stock granted in 2020, as computed under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). The grant date fair value of stock granted in 2020 is calculated by multiplying the number of shares granted by the closing price of the Company’s common stock on the grant date. The stock granted in 2020 was not restricted and vested immediately upon grant. For 2020, Mses. Belec and Cooney and Mr. Condon each deferred their 2020 stock grant pursuant to the Company’s Deferred Compensation Plan. At December 31, 2020, no director had any restricted stock units outstanding.

(3)	No stock options were awarded to directors in 2020, and no director had any outstanding stock options at year end.
(4)

From time-to-time, spouses or guests of directors may be invited to accompany directors at a Company function at the Company’s expense.  Spouses and guests of directors attended events related to the February 26, 2020 Board meeting. The “All Other Compensation” column reflects amounts reimbursed by the Company for travel, meals, and other related expenses for those spouses and guests attending events related to the February Board meeting.

Stock Ownership Guidelines for Non-Employee Directors

The Company’s corporate governance guidelines contain stock ownership guidelines for non-employee directors. The guidelines provide that by the end of the fifth calendar year after the non-employee director is first appointed as a member of the Board each non-employee director should acquire and hold an amount of the Company’s common stock with a value equal to five times the non-employee director’s total annual cash retainer (excluding any additional retainer for committee chair positions), with compliance measured annually at the first Board meeting in a given year, based on each non-employee director’s stock ownership and the stock price as of the close of business on the last day of the preceding calendar year. For purposes of determining stock ownership under the guidelines, unvested restricted stock will be included but unexercised options will not be included. Non-employee directors are required to retain net shares upon vesting of equity awards until achieving the level of stock ownership established in the guidelines.  If a non-employee director has not met the level of stock ownership established in the guidelines as of the applicable measurement date, then the non-employee director must acquire shares during the subsequent calendar year equal in value to at least 50% of the total annual retainer paid or payable to the non-employee director during such subsequent calendar year, determined after tax.  As of December 31, 2020, the non-

employee directors were in compliance or projected to be in compliance (as applicable) with the stock ownership guidelines.

Deferred Compensation Plan

Under the Company’s Deferred Compensation Plan, each non-employee director may elect to defer all or any part of his or her annual retainer, or equity grant, for future payment upon death, disability, termination of service as a director, a date specified by the participant, or the earlier of any such date to occur. A director may use the Deferred Compensation Plan as a means of achieving the stock ownership guidelines applicable to the director by electing to defer a portion of his or her compensation under the Company’s Deferred Compensation Plan and investing in the Company’s stock.

Compensation Discussion and Analysis

2020 Executive Summary

Introduction

The compensation discussion and analysis below, which should be read together with the compensation tables that follow in this Proxy Statement, is designed to assist shareholders with understanding the objectives of our executive compensation program, the different components of compensation paid and the basis for our compensation decisions. This discussion focuses on the compensation of the Named Executive Officers who are listed in the Summary Compensation Table in this Proxy Statement and who are listed below:

Aaron H. Ravenscroft	President & Chief Executive Officer
David J. Antoniuk	Executive Vice President & Chief Financial Officer
Thomas L. Doerr, Jr.	Executive Vice President, General Counsel and Secretary
Terrance L. Collins	Executive Vice President, Human Resources
Leslie L. Middleton	Executive Vice President, Mobile Cranes
Barry L. Pennypacker	Former President & Chief Executive Officer
Peter A. Ruck	Former Senior Vice President, Business Development

I.Executive Summary

In 2020, the Manitowoc Company, our employees, customers, supply chain, and communities were faced with unprecedented upheaval and change. The COVID-19 pandemic has resulted in national, state, and local government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, border closings, limits on public gatherings, quarantining of people who may have been exposed to the virus, shelter-in-place orders, and limitations or shutdowns of business operations. These measures have impacted and may further impact our workforce and operations.  The Company continues to follow safety protocols designed to battle the spread of the virus, working to ensure employee health and safety.  Additionally, the Company has taken steps to deploy policies, benefits, and pay practices to provide our employees with the support they require during this challenging period while also helping the company retain its talented and committed workforce.

One of the highlights of 2020 was the Board’s appointment of Aaron Ravenscroft as President and Chief Executive Officer and Leslie L. Middleton as Executive Vice President, Mobile Cranes. They come into their roles during one of the most challenging periods the Company has faced, but have, along with our other executives, managed the enormous disruption to the Company’s business with a focus on protecting long-term shareholder value by:

▪	Implementing cost control measures such as salary freezes.
▪

Continuing to emphasize safety as a top priority with our SLAM initiative.  SLAM stands for Stop, Look, Assess, and Manage and is a proactive safety initiative that encourages employees to perform interactive observations to prevent accidents, injuries, and near misses.

▪	Utilizing The Manitowoc Way, we developed a Lessons Learned Program to share best practices to protect our employees, customers, suppliers, and their families from the spread of COVID.

II.Pay for Performance

Ensuring that our compensation programs continue to align pay outcomes with financial performance as well as the performance of our stock is an essential part of our programs. The Compensation Committee establishes meaningful goals for performance-based compensation, including performance measures, measure weighting and thresholds, targets and maximums for incentive plan compensation. We set targets based on our operating plan and strategic plan and intend that they will drive shareholder value.

The 2020 short-term incentive plan (“STIP”) was focused on two quantifiable, financial performance measures: Adjusted EBITDA and Free Cash Flows. These performance measures focus our executives on improving annual operating performance.

The Company uses Adjusted EBITDA and Free Cash Flows, which are financial measures that are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), as additional metrics to evaluate the Company’s performance. The Company defines Adjusted EBITDA as net income (loss) from continuing operations before interest, income taxes, depreciation and amortization plus the addback of certain restructuring and other charges.  Free Cash Flows is defined as net cash provided by (used for) operating activities of continuing operations plus cash receipts on sold accounts receivable and other one-time items less capital expenditures. The Company believes these non-GAAP measures provide important supplemental information to shareholders regarding business trends that can be used in evaluating its results of operations because these financial measures provide a consistent method of comparing financial performance and are commonly used by investors to assess performance. These non-GAAP financial measures should be considered together with, and are not substitutes for, the GAAP financial information provided herein.

A reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to Net income (loss) from continuing operations (the most directly comparable GAAP financial measure) and the calculation of Adjusted EBITDA Percent for the years ended December 31, 2020, 2019, and 2018 are included in Annex A to this Proxy Statement.  In addition, a reconciliation of Free Cash Flows (a non-GAAP financial measure) to Net cash used for operating activities of continuing operations (the most directly comparable GAAP financial measure) is included in Annex A to this Proxy Statement.

The Company faced a challenging 2020 resulting in a net loss of $19.1 million, net sales of $1,443.4 million and Adjusted EBITDA of $83.1 million. A contributing factor to the Company’s net loss was the approximately 21% reduction in year-over-year net sales which more than offset reduced spending in cost of goods sold and engineering, selling, and administrative expenses.  Despite the challenges, performance thresholds for Adjusted EBITDA under the STIP were achieved, resulting in an earned payout of 38.1% of target.

Below are charts depicting our three years of results for Net Sales, Net Income from Continuing Operations, Adjusted EBITDA and Free Cash Flows (amounts in millions of dollars).

*Includes a non-cash goodwill impairment charge of $82.2M

Given the cyclical nature of our industry, that is heavily impacted by external market conditions, it is critical that we leverage our flexible cost structure, focus on areas within our control and respond quickly to our customers’ demands.  We have a proven track record of proactively and successfully managing the Company through these conditions, focusing on our customers, shareholders and employees, and by targeting our investments in areas that yield the highest returns.

The 2018 long-term performance share awards were based on two equally weighted metrics measured over a three-year performance period ended December 31, 2020: Adjusted EBITDA Percent for the year ended December 31, 2020 and relative Total Shareholder Return (“TSR”) as compared to companies in the S&P SmallCap 600 Industrials Index. Adjusted EBITDA Percent is defined as Adjusted EBITDA divided by net sales. In 2020, we had an Adjusted EBITDA Percent of 5.8%, which is 320 basis-points under our targeted goal, 120 basis-points below our threshold goal, and resulted in a 0% payout. For the three-year performance period, we achieved a relative TSR of negative 67.40% which was in the 0.6th percentile of the selected peer group. Both Adjusted EBITDA and relative TSR were below the threshold requirement, resulting in no payout of the 2018 performance share awards.

To complement the 2020 STIP, the 2020 long-term incentive plan (“LTIP”) utilized a combination of awards intended to enable us to attract and retain employees, while tying the achievement of those awards to the long-term performance of the Company and return for our shareholders. Fifty-percent of the equity awards under the 2020 LTIP consisted of performance shares, earned upon achievement of specific performance goals measured over a three-year performance period. Thirty percent of the equity awards consisted of restricted stock units and, the other twenty percent of the awards consisted of stock options that only deliver value to the extent our stock price increases. Based on the 2020 LTIP award design, 70% of the long-term incentive awards granted to our named executive officers (performance shares and options) are contingent on performance.

In 2020, the Compensation Committee established performance goals for the 2020 STIP and 2020 LTIP prior to COVID-19 being declared a global pandemic. Given the uncertainty that prevailed with respect to when and how business would return to normal, we determined that no goal adjustments should be made during 2020. The challenges that COVID-19 presented along with significantly increased economic and demand uncertainty caused an economic slowdown that resulted in weakened demand for our products. This, coupled with the cyclical nature of our business, resulted in a below target payout under our 2020 STIP and no payout in respect of our 2018 performance share awards whose performance period was 2018-2020.

Given the performance-based structure of our executive compensation program, the Company’s volatile stock performance has impacted equity payouts and realized equity value for our executives, commensurate with returns to our shareholders. This alignment is evidenced in the value of the performance-based portion of our LTIP awards granted over the last four years.

▪	The average level of performance share units (“PSUs”) vesting over the last three years has been 46.8% of target.
▪	The realizable value of performance-based equity awards granted since 2016 (PSUs and stock options) relative to the target value at the date of grant, is an average of 7% of target.

This reflects below target vesting of PSUs, a depressed share price, and stock options which are largely underwater.

*Represents value of all performance-based LTIP awards (i.e. PSU and stock options) granted between 2016 and 2018 as a percentage of target value at grant as of December 31, 2020 based on performance levels (as applied to our PSUs) and our stock price. The stock option value is based on intrinsic value and as of December 31, 2020 all 2016-2018 stock options are underwater. Messrs. Doerr and Collins joined Manitowoc in November 2017 and April 2018, respectively, and did not receive 2016 or 2017 performance-based LTIP awards.

2020 Say-on-Pay Advisory Vote

Our say-on-pay advisory vote received support from approximately 77.0% of the shares voted in 2020, a decrease from the percentage of votes in support of our executive compensation in 2019. While still receiving a majority favorable vote by shareholders, the Compensation Committee viewed the relatively lower approval as an opportunity to initiate shareholder engagement, inviting our largest 25 shareholders to participate, to better understand our shareholders’ views relating to executive compensation and be able to answer any specific questions or concerns related to our executive compensation program design, decisions, and policies.

The views of our shareholders are an important factor considered by the Compensation Committee in reviewing the Company’s executive compensation program. Given the input received from our shareholders, the Company believes that the engagement was mutually beneficial.  Through this outreach, the Company was afforded an opportunity to share its executive pay philosophy and steps taken to attract, reward and retain top executive talent needed to execute Manitowoc’s growth strategy.  It also provided our shareholders with an opportunity to share their respective executive compensation philosophies and the role they play when making investment decisions.  Shareholders’ views and the Company’s efforts, relative to ESG, were also a part of the conversations.  Based on the discussions had with shareholders and in consideration of their feedback, we believe that our shareholders generally agree that the compensation delivered has been commensurate with performance (see Governance section for Shareholder Engagement details).

III.Compensation Governance

Compensation Oversight

The Compensation Committee of the Board, which is chaired by Donald Condon, consists of four independent outside directors. The Compensation Committee must meet at least four times a year.  During 2020, the Compensation Committee met six times.  It has overall responsibility for:

▪	Reviewing and approving the corporate goals and objectives related to executive compensation,
▪	Setting compensation policy and benchmarking,
▪	Reviewing and approving the compensation levels and payouts for executive officers under the incentive compensation plans,
▪	Evaluating the CEO’s performance in light of the approved corporate goals and objectives,
▪	Reviewing and commenting on the Company’s strategic and financial plan to determine their relationship to the compensation programs,
▪	Reviewing the Company’s process for managing and mitigating compensation-related risks,
▪	Recommending non-employee director pay levels based on input from third-party consultants,
▪	Ensuring regulatory compliance of all filings and compensation pay programs and practices, and
▪	Keeping abreast of all developments in executive compensation and employee compensation practices outside of the Company.

Use of an Independent Advisor

The Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist in performing its duties.  Since 2014, the Compensation Committee has retained Willis Towers Watson, an executive consulting firm, as its independent compensation consultant to provide advice and information on the following:

▪	Compensation trends and market information to assist the Compensation Committee in fulfilling its duties,
▪	Executive compensation and changes to be considered to improve effectiveness consistent with our compensation philosophy,
▪	Market data and recommendations on Chief Executive Officer and executive officer compensation,
▪	Materials for Compensation Committee meetings (which are attended by members of the Willis Towers Watson team), and
▪	Best practices for governance of executive compensation as well as areas of possible concern or risk in the Company’s programs.

The Compensation Committee assesses Willis Towers Watson’s independence on an annual basis, taking into consideration the following factors, among others:

▪

The Compensation Committee’s oversight of the relationship between the Company and Willis Towers Watson mitigates the possibility that management could misuse other engagements to influence Willis Towers Watson’s compensation work for the Compensation Committee.

▪	Willis Towers Watson has adopted internal safeguards to ensure that its executive compensation advice is independent.
▪	The Compensation Committee retains ultimate decision-making authority for all executive pay matters and understands Willis Towers Watson’s role is simply that of advisor.
▪	The absence of any significant business or personal relationship between Willis Towers Watson and any of our executives or members of the Compensation Committee.

The foregoing factors are relevant to the Compensation Committee’s ongoing and annual assessment to continue utilizing the compensation consultant services of Willis Towers Watson. For fiscal 2020, Willis Towers Watson also provided the Compensation Committee with a written assessment of the independence of Willis Towers Watson’s advisory work to the Committee. Based on the foregoing, the Compensation Committee has concluded that the engagement of Willis Towers Watson does not raise any conflict of interest.

The Annual Process

The Compensation Committee reviews an annual calendar each year, which sets out the items that will be addressed at each upcoming meeting. While the Compensation Committee’s primary focus is on reviewing and approving items related to executive officer compensation, it will annually approve various incentive plan designs and award achievements that apply more broadly across the Company. The Compensation Committee also reviews succession plans for the leadership team and any human resources and compensation-related risks and mitigation plans.

Compensation Peer Group

On an annual basis, the Compensation Committee reviews compensation data from third-party market surveys and a customized group of peer companies in order to obtain insight into market competitive pay levels for our named executive officers.  In 2020, the Compensation Committee used both third-party market survey data and peer group company data in making its compensation decisions.

Identifying a relevant compensation peer group is difficult, as we are the only stand-alone publicly traded crane company in the U.S. and one of only a few worldwide. As a result, we used both a quantitative and qualitative approach to our peer selection and our independent executive compensation consultant, Willis Towers Watson, performed the analysis for the Compensation Committee’s consideration.

Our 2020 compensation peer group remained the same as our 2019 compensation peer group given its continued relevance. In creating our peer group in 2019, companies were identified using the following criteria:

▪	Direct business and industry competitors,
▪	Executive talent competitors,
▪	Companies in industries with similar operational complexion, including exposure to cyclicality,
▪	Revenues between 0.5x to 3x our market capitalization and similar number of employees, and
▪	Geographic presence.

The Compensation Committee reviewed and evaluated all the data, and adopted the following peer group as a result of this analysis:

2020 Peer Group
Enerpac Tool Group (formerly Actuant)	Graco Inc.	SPX Corporation
Astec Industries, Inc.	Harsco Corporation	Terex Corporation
Briggs & Stratton Corporation	Hyster-Yale Materials Handling, Inc.	The Greenbrier Companies, Inc.
Columbus McKinnon Corporation	Kennametal Inc.	The Timken Company
Flowserve Corporation	Lincoln Electric Holdings, Inc.	Valmont Industries, Inc.
Gardner Denver Holdings, Inc.	Meritor, Inc.	Wabash National Corporation
(now Ingersoll Rand, Inc.)	MYR Group Inc.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for our executive officers. The guidelines provide that within five years from the executive’s start date or promotion date, the executive officer should hold an amount of stock with a value at least equal to the following:

•	Chief Executive Officer: five times base salary
•	Other Executive Officers: three times base salary

Stock ownership includes shares owned outright, restricted stock, restricted stock units, performance stock adjusted for expected achievement based on current performance trends, and stock equivalents held in deferred compensation and/or retirement plans. Additionally, one-half of the guideline amount can be met by vested, in-

the-money stock options held by the executive officer.  As of December 31, 2020, none of the named executive officers who were still employed by the Company on such date were required to meet such guidelines due to their tenure with the Company and time in current role, but all of such named executive officers were projected to be in compliance with such guidelines.

If an executive officer does not meet the relevant ownership guideline on the applicable measurement date, the executive officer must retain all net shares from the exercise of stock options and the vesting of restricted shares, restricted stock units and performance shares until compliance is achieved.

Pay Clawbacks

Our Chief Executive Officer and Chief Financial Officer are subject to any clawbacks that may be required under Section 304 of the Sarbanes-Oxley Act of 2002.

Risk Assessment of Compensation Practices

The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s human resources and executive compensation plans and arrangements.  In 2020, the Compensation Committee conducted an evaluation of the Company’s compensation arrangements for executive officers and non-executive officers and the incentives created by such arrangements for employees to take risks. As a result of this assessment, the Compensation Committee concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee considered the following risk mitigating features of the Company’s compensation program:

•

Pay Mix.  The Company’s executive compensation program primarily consists of base salary, short-term incentive compensation, and long-term incentive compensation. Base salaries are targeted at median, which mitigates the need for our executive officers to take significant risks to earn average compensation. However, we also place a sufficient portion of each executive officer’s pay at risk to ensure that the interests of our executives are well-aligned with those of our shareholders, driving long-term shareholder value.

•

Time Horizon.  Our 2018, 2019 and 2020 LTIP awards are based on a three-year performance period, which encourages our employees to focus on sustained performance of the Company over the long-term, rather than taking short-term risks.

•

Performance Goals.  Our STIP and LTIP goals are set at levels that are attainable without taking inappropriate risks, but that still require stretch performance. We also cap our STIP and LTIP payouts at 200% of the target payout amount for each of our executives, which further helps control excessive risk taking at the expense of longer-term financial success.

•

Stock Ownership Guidelines and Hedging Policies.  We have stock ownership guidelines in place for each of our named executive officers, which further aligns the interests of our executive officers with those of our shareholders. We also prohibit employees from pledging their holdings of Company securities and from engaging in hedging transactions involving Company securities.

Compensation Design

Executive Compensation Philosophy.  Our executive compensation program is intended to align the interests of our executives with the interests of our shareholders as well as to motivate our executives to maximize sustainable long-term total returns for our shareholders. For these reasons, the Compensation Committee designs the executive compensation program to reflect the strategic priorities and cyclical nature of the business, with reference to practices observed within our industry and considered to be “best practice” by our shareholders, to ensure alignment between executive pay and Company performance. An important element of the compensation program design is to provide incentive-based compensation that is directly tied to Company performance. The Compensation Committee annually reviews the key elements of the program considering the Company’s business strategy and talent needs. Our executive compensation program seeks to provide competitive total compensation opportunities to attract, motivate and retain highly qualified executives critical to the achievement of the Company’s financial and strategic goals.

The key objectives and elements of our compensation philosophy include the following:

Pay for Performance

A significant portion of the target compensation awarded to our named executive officers is incentive-based and “at risk,” meaning it is only earned if specific financial and other performance goals are achieved or, in the case of stock options, if the stock price appreciates over the next several years following the grant date. Incentive awards based on achievement of specific goals are capped at 200% of the targeted award opportunity.

Provide Market Competitive Compensation

Pay levels are targeted to be, on average, at market median levels based on individual factors such as experience, length of service, individual performance, internal structure, internal and external equity, business needs, Company performance, comparable positions at general industrial companies of similar size, and other factors.

Encourage Long-term Service

The Company offers retirement and savings plans, including the Company’s 401(k) Retirement Plan and Deferred Compensation Plan, which are payable after retirement from the Company and provide employees with the opportunity to earn Company contributions or save pre-tax dollars for retirement.

Align Interests with Our Shareholders

Long-term incentive awards to executive officers are solely equity-based, and executive officers are subject to stock ownership guidelines to ensure meaningful ongoing alignment with shareholders’ interests and market best practice.

Actual total compensation can vary from target compensation based on the individual’s performance and the Company’s financial and stock price performance. In accordance with SEC rules, the Summary Compensation Table shows the grant date fair value of long-term incentive plan grants, which grant date fair value is often very different from the actual realized and realizable/current values (if any amount is even earned) of such awards. The Compensation Committee annually reviews officer pay, the past several years of actual realized and target compensation, outstanding long-term incentive awards (including the potential realizable value at various stock prices), accumulated deferred compensation balances, and potential change-in-control severance amounts.

In connection with our executive compensation determinations, we review third-party market survey data among comparable companies, peer group compensation data and broader market trends/developments, as provided by Compensation Committee’s independent advisor. In setting market-based pay levels, the Compensation Committee reviews and relies primarily upon market data from surveys of comparably sized general industrial companies and peer group compensation data. Survey and peer group data of comparable positions is analyzed annually in considering adjustments to base salaries and target short-term and long-term incentive award opportunities. Survey data is also reviewed periodically to help maintain the competitiveness of all elements of compensation. For detailed information about the peer group used for this benchmarking, please see the above section entitled Compensation Peer Group.

Pay Mix.  Consistent with the Company’s pay philosophy, the majority of the target total direct compensation (i.e., the sum of base salary and target STIP and LTIP award grant date values) of the named executive officers is only earned if specific financial and other performance goals are achieved or, in the case of stock options, if the stock price appreciates over the next several years following the grant date. The following chart illustrates that, in 2020, performance-based and non-guaranteed incentive award opportunities represented, on average 68% of the target total direct compensation for the named executive officers other than the CEO, reflecting the use of stock options, performance shares, and restricted stock units. The CEO is not reflected in the pay mix calculation given that the current incumbent was promoted mid-year and his 2020 pay does not reflect a full year of CEO compensation. We expect CEO pay mix to broadly reflect that of the other NEOs, albeit with a greater emphasis on equity relative to salary and STIP. The named executive officers included in the below chart are Messrs. Antoniuk, Doerr, Collins, and Middleton (reflecting his current officer compensation).

Award opportunities have typically been provided through a combination of short-term and long-term incentive opportunities, covering multiple financial and stock price performance measures. Incentive performance goals are set to directly align to our business strategy and long-term shareholder value creation.

Performance Measures Used in 2020.  The 2020 STIP and the 2020 LTIP collectively cover key financial measures that we believe will increase shareholder value over time while also emphasizing the importance of maintaining adequate liquidity for working capital requirements and future investment opportunities.  The performance measures used in the design and the rationale for using such performance measures were as follows:

2020 Short-Term Incentive Plan
Performance Measures	Rationale

Adjusted EBITDA (weighted 50%), which is equal to net income (loss) from continuing operations before interest, income taxes, depreciation and amortization, plus the addback of certain restructuring and other charges

Adjusted EBITDA is a useful measure of the Company’s annual operating performance and is commonly used by investors and research analysts to assess results

Free Cash Flows (weighted 50%), which is equal to net cash provided by (used for) operating activities of continuing operations plus cash receipts on sold accounts receivable and other one-time items less capital expenditures

Free Cash Flows is an important measure that drives operational cash generation

2020 Long-Term Incentive Plan
Performance Measures & Equity Award Categories	Rationale
Performance shares (50% of the targeted value of the LTIP grant) earned based on the results of two measures:

Adjusted EBITDA Percent three-year average for the year ending December 31, 2022 (“Fiscal Year 2022 Adjusted EBITDA Percent”) (weighted 100%), which is equal to net income (loss) from continuing operations before interest, income taxes, depreciation and amortization, plus the addback of certain restructuring and other charges, divided by net sales

Adjusted EBITDA Percent is an important measure of how much operating cash is generated for each dollar of revenue earned
Relative Total Shareholder Return (“TSR”) (applied as a modifier of +/- 20%) not to exceed 200% achievement

Relative TSR aligns payouts to our relative TSR performance and assesses the Company’s relative TSR to the customized S&P SmallCap 600 Industrials Index, which excludes Commercial Services and Supplies and Professional Services Companies

Restricted stock units (30% of the targeted value of the LTIP grant) which vest in equal installments over three years, commencing on the first anniversary of the grant date

The value of restricted stock units that vest over time is tied to stock price appreciation, and the addition of restricted stock units to the equity mix under the 2020 LTIP balances the objectives of the 2020 LTIP with alignment to market practices

Stock options (20% of the targeted value of the LTIP grant) which vest in equal installments over three years, commencing on the first anniversary of the grant date	Stock options have value only when the Company’s stock price increases and contribute to continued emphasis on Company stock performance

Compensation Policy and Practices

Our executive compensation program reflects a strong pay-for-performance design and incorporates many governance best practices to help us achieve the high standards that we and our shareholders expect.

WHAT WE DO		WHAT WE DON’T DO
✓	Use multiple performance measures in connection with short-term and long-term incentive awards	✘	Provide excise tax gross-ups upon a change in control or have single-trigger cash severance provisions
✓	Limit both short-term incentive and performance share payouts to 200% of target	✘	Offer excessive perquisites to executive officers
✓	Have short-term incentive payouts which vary commensurate with the Company’s performance and which reflect the Company’s performance versus goals during the respective annual periods	✘	Allow employees to pledge their holdings of Company securities or engage in hedging transactions involving Company securities
✓	Use relative TSR as a metric for performance share grants, tying payouts to increasing shareholder value	✘	Guarantee pay increases or incentive awards
✓	Provide long-term incentives to executive officers through equity-based awards that are “at risk”	✘	Reprice options
✓	Maintain stock ownership guidelines for executive officers	✘	Design incentive plans that encourage excessive risk
✓	Support the Compensation Committee’s engagement of an independent compensation consultant, Willis Towers Watson, to assist with review of the Company’s executive compensation program
✓

Require executive officers to sign an employment agreement defining the terms of their employment, the terms in the event of a change in employment and all restrictive covenants by which executives are bound, during and after their employment.

IV.Executive Compensation

Overview of Executive Compensation

We believe the executive compensation program described in more detail below, by element and in total, best achieves our objectives.  The following table presents a summary of each element of our executive compensation program.

Element	Purpose	Characteristics
Base Salary	Establish a certain element of pay for an individual’s competencies, skills, experience and performance relative to his or her current job	Not at risk; eligible for annual performance-based merit increase consideration and adjustments for changes in job responsibilities
Short-Term Incentives	Motivate and reward the achievement of annual Company financial goals aligned to the key strategic objectives for the year	Performance-based cash opportunity; amount earned will vary based on actual financial results achieved
Long-Term Incentives	Motivate and reward the achievement of specific long-term financial goals	The majority of the award opportunity is performance-based or “at-risk,” with the amount realized, if any, by the executive dependent upon multi-year financial results and stock price performance
Retirement Benefits and Deferred Compensation	Encourage long-term service with the Company by providing retirement plan contributions that can grow in value over an executive’s career and opportunities to defer compensation	Both fixed and variable aspects; contributions drive growth of funds and future payments
Perquisites and Personal Benefits	Provide additional financial security and a competitive pay package that helps attract and retain qualified executives, though perquisites are limited	Generally fixed; actual cost is based on participation and usage
Employment Agreements and Severance Benefits	Defines terms of employment, severance, and restrictive covenants; provide continuity of the leadership team leading up to and after a change in control by providing severance benefits	Specifies minimum level of benefits while employed and severance benefits in the event employment is terminated without cause or for good reason, with enhanced benefits following a CIC.

2020 Executive Compensation

In setting total compensation, a consistent approach is applied for all executive officers. Executive officers may receive base salary and incentive pay increases at the time of promotions. In connection with promotions, the Compensation Committee may increase base salary and target incentive award percentages and make additional incentive grants. Additional detail regarding each pay element is presented below.

Base Salaries.  The Compensation Committee reviews executive officer base salaries annually, and adjustments, if any, are based on consideration of the Company’s overall budget for base salaries for the year, individual factors (competencies, skills, experience, and performance), internal equity, and market pay practice data. The following table shows, for each named executive officer, such named executive officer’s 2020 base salary, the percentage increase in such named executive officer’s base salary (compared to his 2019 base salary) and the rationale for such increase in base salary:

Named Executive Officer	2020 Base Salary	2020 Base Salary Percentage Increase (Compared to 2019 Base Salary)	Reason for Increase in Base Salary
Aaron H. Ravenscroft[1]	$800,000	60%	Promotion
David J. Antoniuk	$522,700	0%	No Change
Thomas L. Doerr, Jr.	$400,000	0%	No Change
Terrance L. Collins	$372,600	0%	No Change
Leslie L. Middleton[2]	$388,000	10%	Promotion
Barry L. Pennypacker[3]	$1,000,000	0%	No Change
Peter A. Ruck[3]	$351,900	0%	No Change

(1)	Mr. Ravenscroft was promoted to President and CEO effective August 5, 2020 at which time his base salary was increased to $800,000.
(2)

Mr. Middleton's base salary increase occurred prior to his status as an officer and was tied to a promotion that resulted in an increase in the scope of his duties. As such, the Compensation Committee was not involved in approving the increase.

(3)	Former Executive Officer.

Incentive Plans.  The Company provides short-term and long-term incentive award opportunities to motivate the achievement of its business strategy by specifying key metrics of success. In order to drive results and align performance and payouts, the incentive plans each:

•	Include multiple performance measures;
•	Have target performance goals set based on forecasts/budget, business conditions, prior year’s performance, probability of achievement and other factors;
•	Vary payouts commensurate with performance results (with potential payouts capped at 200% of the target award opportunity for goal-based plans); and
•	Cover different time periods, with short-term incentive plans covering one year and long-term incentive plans typically covering three years, with an ongoing stock ownership requirement.

In order to best drive success, we believe a combination of performance measures should be used to ensure that management is motivated and rewarded for managing the Company’s overall financial health and driving long-term sustainable growth in value for the Company’s shareholders.  As such, the short-term incentive plan and performance share component of the long-term incentive plan each use two performance metrics, which may change from year-to-year to reflect the critical areas of focus for the applicable performance period. The Compensation Committee believes that, collectively, the performance metrics used will best drive long-term shareholder value and align management rewards to the Company’s business strategy.

Short-Term Incentives.  Short-term incentive awards are made under the 2013 Omnibus Incentive Plan and are referred to in this Proxy Statement as STIP awards. Eligible participants are generally required to be employed by the Company at the time of the STIP award payout in order to receive the award payout; however, under a policy adopted by the Compensation Committee in 2019, if a participant dies during employment, or if a participant’s service terminates as a result of disability or mandatory retirement, then a pro rata portion (based on the portion of the performance period that has elapsed as of the date of such death or termination of service) of any then-outstanding STIP awards held by such participant shall remain eligible to be earned based on actual performance and shall be paid to the extent earned as soon as practicable following the end of the applicable performance period, and in no event later than the end of the year following such performance period.

The 2020 STIP award was assessed at an overall Company performance level for all named executive officers, based 50% on Free Cash Flows and 50% on Adjusted EBITDA. The Free Cash Flows (50%) and Adjusted EBITDA (50%) metrics were selected to focus the executive team on increasing shareholder value over time and maintaining adequate liquidity for working capital requirements and future investment opportunities.

The Committee determines the target short-term incentive award percentage for each executive officer based on the position’s impact, level of responsibilities, and a short-term incentive compensation levels for similar positions based on our market data. The 2020 target short-term incentive award percentages for each of the named executive officers are set forth below.

Named Executive Officer	2020 Target Incentive (as % of Base Salary)
Aaron H. Ravenscroft[1]	100%
David J. Antoniuk	75%
Thomas L. Doerr, Jr.	60%
Terrance L. Collins	60%
Leslie L. Middleton[2]	60%
Barry L. Pennypacker[3]	100%
Peter A. Ruck[3]	55%
(1)	Mr. Ravenscroft’s target incentive was increased from 75% to 100% of base salary in connection with his promotion to President and CEO.
(2)	Mr. Middleton’s target incentive was increased from 40% to 60% of base salary in connection with his appointment as an officer.
(3)	Former Executive Officer.

Awards earned under the 2020 STIP can range from 0% to 200% of an individual’s target award opportunity based on actual results versus the target performance goals for the year, and the Compensation Committee may exercise discretion to reduce the incentive award otherwise earned by a participant in any year based on individual or other performance factors determined by the Compensation Committee. Earned awards, if any, are fully paid out after the end of the year.

The Company’s actual 2020 performance results were between threshold and target for Adjusted EBITDA and below threshold for Free Cash Flows, resulting in a payout of 38.1% of target.  Presented below are the specific threshold, target, and maximum performance levels for the 2020 STIP awards, as well as 2020 actual results (dollars in millions):

Measure (Weighting)	Threshold	Target	Maximum	2020 Actual
	(50%	(100%	(200%		Resulting Award
	payout)	payout)	payout)		as % of Target[3]
Adjusted EBITDA (50%)[1,4]	$70.0	$95.0	$116.0	$83.1	76.1%
Free Cash Flows (50%)[2,5]	$23.0	$38.0	$53.0	($61.4)	0.0%
Total Payout as a Percent of Target					38.1%
(1)	“Adjusted EBITDA” is equal to net income (loss) from continuing operations before interest, income taxes, depreciation and amortization, plus the addback of certain restructuring and other charges.
(2)

“Free Cash Flows” is equal to net cash provided by (used for) operating activities of continuing operations plus cash receipts on sold accounts receivable and other one-time items less capital expenditures.

(3)	Straight-line interpolation is used for calculating the payout between the specific performance levels.
(4)

A reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to Net income (loss) from continuing operations (the most directly comparable GAAP financial measure) is included in Annex A to this Proxy Statement.

(5)

A reconciliation of Free Cash Flows (a non-GAAP financial measure) to net cash used for operating activities of continuing operations (the most directly comparable GAAP financial measure) is included in Annex A to this Proxy Statement.

The actual 2020 STIP award payouts for the named executive officers are presented in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. The potential dollar range of the 2020 STIP awards for each named executive officer is presented in the Grants of Plan-Based Awards table.

Use of Discretion.  While the Compensation Committee is permitted to apply discretion in considering potential adjustments presented by management in order to assess performance of continuing operations, no discretion was used to pay awards under the 2020 STIP that would not have otherwise been earned.

Long-Term Incentives.  Long-term incentive award grants are made under the 2013 Omnibus Incentive Plan.  Long-term incentive awards are intended to align the interests of executives with those of shareholders by allowing executives to share in the growth and financial success of the Company, as reflected in the Company’s stock price and other performance measures. In addition, long-term incentive awards facilitate the attraction, retention and motivation of executives and key employees.

For 2020, the target long-term incentive value for each named executive officer is set forth in the table below.

Named Executive Officer	2020 Target LTIP Value
Aaron H. Ravenscroft[1]	$1,000,000
David J. Antoniuk[1]	$925,000
Thomas L. Doerr, Jr.[1]	$600,000
Terrance L. Collins	$486,000
Leslie L. Middleton	$250,000
Barry L. Pennypacker[1],2	$3,000,000
Peter A. Ruck[2]	$400,000
(1)	The Committee decided to increase the target value for Messrs. Ravenscroft, Antoniuk, Doerr, and Pennypacker to bring their values closer in line with the market.
(2)	Former Executive Officer.

In 2020, the long-term incentive awards to our named executive officers under the 2020 LTIP consisted of 50% performance shares, 20% stock options and 30% restricted stock units, of which the performance shares and stock options are considered “at risk” as they require the achievement of specific multi-year performance goals or stock price appreciation.

Grants under the 2020 LTIP were delivered as follows:

2020 Award Type (Weighting)	Performance Measure	Performance/Vesting Period
Performance Shares (50%)

▪ 100% three-year average Adjusted EBITDA Percent

▪  Relative TSR applied as a modifier of +/-20% up to 200% achievement as compared to a customized S&P SmallCap 600 Industrials Index, which excludes Commercial Services and Supplies and Professional Services Companies

Three-year average of the performance period ending on December 31, 2022; performance share awards vest on the third anniversary of the grant date, if performance goals are met
Stock Options (20%)	▪ Stock price appreciation (have value if stock price increases)	Three-year ratable vesting (33.33% per year), commencing on the first anniversary of the grant date; expire 10 years after grant
Restricted Stock Units (30%)	▪ Value of restricted stock units that vest over time is tied to stock price appreciation	Three-year ratable vesting (33.33% per year), commencing on the first anniversary of the grant date

Stock Options.  Stock options align executives’ interests with those of shareholders, since options only have realizable value if the price of the Company’s stock increases relative to the grant/exercise price. Stock options granted to the named executive officers and other eligible employees during fiscal 2020 have the following terms:

•	Exercise price is the closing trading price on the grant date;
•	Vest annually in 33.33% increments beginning on the first anniversary of the grant date; and
•	Expire 10 years after the grant date.

Restricted Stock Units.  Restricted stock units that vest over time tie a portion of the recipient’s compensation to stock price appreciation, as stock price affects the value of the restricted stock units.  The restricted stock units granted to the named executive officers and other eligible employees during 2020 vest annually in 33.33% increments beginning on the first anniversary of the grant date.

Performance Shares.  Performance share award opportunities are provided to the named executive officers to directly align the shares earned, if any, to the achievement of specific multi-year goals. The goals and the performance period are established by the Compensation Committee at the time of the award grant.

2020 Performance Share Grant. The 2020 performance share grant will vest following the third anniversary of the grant date based on Average Adjusted EBITDA Percent and a relative TSR modifier assessed over a three-year performance period concluding on December 31, 2022.

To emphasize the importance of long-term profitability and to focus the executive team on improving overall company performance on a year-to-year basis, the primary measure is our three-year average Adjusted EBITDA Percent.  The schedule for 2020 awards is:

Performance Level	Three-year Average Adjusted EBITDA Percent	Award Payout (as a % of Target)
Maximum	10.0%	200%
Target	8.0%	100%
Threshold (no payouts below this level)	6.0%	25%

Adjusted EBITDA Percent is equal to net income (loss) from continuing operations before interest, income taxes, depreciation and amortization, plus the addback of restructuring and certain other charges, divided by net sales.  Relative TSR is measured against a customized group of companies in the S&P SmallCap 600 Industrials Index that excludes Commercial Services and Supplies and Professional Services companies.  TSR (for us and the comparator group) is defined as stock price appreciation (calculated using the 20-trading day average closing stock price at the beginning and end of the three-year performance period) assuming any dividends are reinvested on the ex-dividend date over the three-year performance period. Depending on our relative TSR performance, the level of payout can be adjusted up or down by up to 20%, with a performance schedule consistent with the Company’s pay-for-performance philosophy and current market practices. The payout schedule for the relative TSR modifier of the performance share grants is as follows:

Performance Percentile Rank	LTI Payout Modification
Above 75th Percentile	+20%
60th to 75th Percentile	+10%
40th to 60th Percentile	No Change
25th to 40th Percentile	-10%
Below 25th Percentile	-20%

Note: Relative TSR modifier would adjust number of shares vested, and overall LTI payout after applying any modifier is capped at 200% of target. If absolute TSR is negative, the modifier cannot increase the payout.

2019 Performance Share Grant. The 2019 performance share grant, which is based on a three-year performance period beginning on January 1, 2019 and ending on December 31, 2021 and will vest following the third anniversary of the grant date if performance goals are met, was based on two equally-weighted metrics – Adjusted EBITDA Percent for the year ending December 31, 2021 (“Fiscal Year 2020 Adjusted EBITDA Percent”) and relative TSR as compared to companies in the S&P SmallCap 600 Industrials Index. For these purposes, Fiscal Year 2021 Adjusted EBITDA Percent is equal to net income (loss) from continuing operations before interest, income taxes, depreciation and amortization, plus the addback of certain restructuring and other charges, divided by net sales, and TSR, which is calculated using the 20-trading day average closing stock price at the beginning and end of the three-year performance period, is defined as stock price appreciation plus dividends reinvested on the ex-dividend date over the three-year performance period.

2018 Performance Share Grant. The 2018 performance share grant, which is based on a three-year performance period beginning on January 1, 2018 and ending on December 31, 2020 and will vest following the third anniversary of the grant date if performance goals are met, was based on two equally-weighted metrics – Adjusted EBITDA Percent for the year ending December 31, 2020 (“Fiscal Year 2020 Adjusted EBITDA Percent”) and relative TSR as compared to companies in the S&P SmallCap 600 Industrials Index. For these purposes, Fiscal Year 2020 Adjusted EBITDA Percent is equal to net income (loss) from continuing operations before interest, income taxes, depreciation and amortization, plus the addback of certain restructuring and other charges, divided by net sales, and TSR, which is calculated using the 20-trading day average closing stock price at the beginning and end of the three-year performance period, is defined as stock price appreciation plus dividends reinvested on the ex-dividend date over the three-year performance period. Final results came in below threshold for both Fiscal Year 2020 Adjusted EBITDA Percent and Relative TSR; as a result, the 2018 performance share grant did not vest.

Metric	Actual Performance	Award Payout (as a % of Target)
Fiscal Year 2020 Adjusted EBITDA Percent(1) (50% Weighting)	5.8% achievement (Threshold: 7.0% Target: 9.0% Maximum: 11.0%)	0.0%
Relative TSR (50% Weighting)	0.6th percentile relative to peers (Threshold: 25th percentile Target: 50th percentile Maximum: 75th percentile)	0.0%
Combined Payout (as a % of Target)		0.0%

(1)  A reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to Net income (loss) from continuing operations (the most directly comparable GAAP financial measure) is included in Annex A to this Proxy Statement as is the calculation of Adjusted EBITDA Percent for the years ended December 31, 2020, 2019, and 2018 (i.e., Fiscal Year 2020 Adjusted EBITDA Percent).

Grant Guideline Development.  The Compensation Committee annually sets award guidelines for each executive officer and job classification level based upon survey market median levels, the Company’s executive compensation peer group and the Company’s recent stock price. LTIP awards to named executive officers were made in the first quarter of 2020. The closing price ending on February 26, 2020 (the date of the Board meeting) was used for determining the target performance award grant levels in 2020. The Black Scholes value was used to determine the number of options granted, however, the actual option grant price and accounting expense were determined at the date of grant.

The grant date fair values of the 2020 equity grants are presented in the Grants of Plan-Based Awards table. The ultimate value that will be realized, if any, is not determinable at the date of grant.

Retirement Benefits and Deferred Compensation.  To facilitate the long-term service of highly qualified executives and retirement savings, the Company provides the following retirement and deferred compensation plans:

401(k) Retirement Plan.  Active, regular, non-union, U.S. based employees, who are scheduled to work at least 20 hours per week and completed one hour of service (including the named executive officers), are eligible to participate in The Manitowoc Company, Inc. 401(k) Retirement Plan, which allows employees to build retirement savings on a tax-deferred basis. The plan has a tax-qualified defined contribution savings component, the 401(k) Savings feature, in which participating employees receive a Company safe harbor match. In addition, the plan has a profit-sharing component, in which the Company provides an annual fixed-percentage contribution of between 0% to 4% of eligible compensation. The value of Company annual matching and profit-sharing contributions to the 401(k) Retirement Plan under the Savings feature is presented in the Summary Compensation Table and the All Other Compensation Table.

Deferred Compensation.  To further assist in attracting and retaining highly qualified employees and to encourage saving for retirement, executive officers and other key employees are eligible to participate in the Deferred Compensation Plan, which may include a Company contribution. Detailed information about the Deferred Compensation Plan is presented in the Non-Qualified Deferred Compensation table and in the narrative following that table.  In addition, the value of the Company’s annual contributions to the Deferred Compensation Plan on behalf of the named executive officers is presented in the Summary Compensation Table in the “All Other Compensation” column and in the All Other Compensation Table.

Perquisites and Personal Benefits.  In order to provide a market competitive total compensation package, the Company provides a limited amount of perquisites and supplemental benefits to our named executive officers. In 2020, the Company provided the following: supplemental long-term disability insurance, car allowance, expatriate benefits (including rent, housing-related insurance, educational expenses, tax preparation, and car allowance), commercial air flights for family members, limited personal use of aircraft, gift certificates, and meals and other expenses for spouses of the named executive officers in connection with the February 26, 2020 Board meeting. The value of perquisites and supplemental benefits, in total and itemized, provided in 2020 are presented in the Summary Compensation Table and the All Other Compensation Table.

Tax Equalization Payments.  Tax equalization payments are made to Mr. Ravenscroft, or to the applicable taxing authority on his behalf, to ensure that, on an after-tax basis, he receives the same level of compensation as if he were subject to taxation only in the United States. The aggregate incremental cost to us of this tax equalization arrangement is shown in the All Other Compensation column of the Summary Compensation Table and in the Other column of the All Other Compensation Table.

Employment Arrangements.  In February 2021, we entered into employment agreements with Messrs. Ravenscroft, Antoniuk, Middleton, Doerr, and Collins (the “Employment Agreements”).  The Employment Agreements establish the compensation that we will pay to each of the named executive officers while they are employed and set forth the severance benefits that they will receive upon certain terminations of employment, both before or within two years after, a change of control.  Additional information about the Employment Agreements is set forth below in the Post-Employment Compensation section of this Proxy Statement.

Severance Arrangements Before Implementation of Employment Agreements.  Prior to the implementation of the Employment Agreements, the Company had entered into Contingent Employment Agreements with the named executive officers and certain other key executives, which provided for the executives’ continued employment (for a three-year period for Mr. Ravenscroft and for a two-year period for the other executives) upon a change in control. In addition, the arrangements provided for certain severance benefits in the event the executive was terminated without “cause” (as defined in the Contingent Employment Agreements) prior to the end of the employment period (as such, the Contingent Employment Agreements had a “double trigger”). The severance benefits under the Contingent Employment Agreements would have consisted of base salary, annual incentive bonus compensation (calculated at the target level), and other benefits that the executive otherwise would have been entitled to if his employment had not been terminated prior to the respective three or two year change in control employment period.  Further detail regarding these agreements is presented in the Post-Employment Compensation section of this Proxy Statement.

In addition, before the implementation of the Employment Agreements, the named executive officers were eligible for benefits under the Company’s severance pay plan that established a discretionary severance program across the Company whereby all severance benefits were provided at the Company’s sole discretion. Under the severance pay plan, the Board of Directors and the Compensation Committee had the sole authority to authorize any benefits under the plan to any officer of the Company.

Upon the effective date of the Employment Agreements in February 2021, the Contingent Employment Agreements were terminated and thereafter the only severance benefits that the named executive officers are eligible for are those set forth in the Employment Agreements.

Other Executive Compensation Policies and Considerations

Stock Awards Granting Policy.  In 2020, based on the approval of the Compensation Committee, the Company granted stock awards to its executive officers and other eligible key employees.  In 2020, stock awards to executive officers consisted of performance shares, stock options and restricted stock units.  Annual stock awards are generally granted in February.  Stock awards are also used to attract executives and key employees, and, as such, stock awards are at times granted to executives and key employees at the time they become executives or key employees of the Company.  In such cases, the grant date would be the date employment commences or the date the Compensation Committee approves the awards.  In all cases, the exercise price of stock options is the closing trading price on the grant date.

Securities Trading Policy.  The Company maintains an Insider Trading Policy that imposes specific standards on directors, officers and employees of the Company. The policy is intended not only to forbid such persons from trading in Company stock on the basis of inside information, but to avoid even the appearance of improper conduct on the part of such persons. The policy also prohibits directors, officers, and employees from pledging their holdings of Company securities, trading in puts, calls and other derivative securities on stock of the Company, and purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of the Company’s securities. In addition to the specific restrictions set forth in the policy, the policy requires that all transactions in Company stock by such persons and by others in their households be pre-cleared by the Corporate Secretary’s office. The only exception to the pre-clearance requirement is regular, ongoing acquisitions of Company stock resulting from continued participation in employee benefit plans that the Company or its agents administer.

Tax Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended by the Tax Cuts and Jobs Act of 2017 (“Section 162(m)”), generally limits the Company’s federal income tax deduction to $1 million per person per year for compensation paid to certain executive officers, including each of our named executive officers.

However, because we believe that many different factors influence a well-rounded, comprehensive executive compensation program, as discussed above, the Compensation Committee did not limit, and does not intend to limit in future years, the compensation of our executive officers to a level that is fully deductible under Section 162(m).

2021 Compensation Changes

Looking to the future, it is important to ensure our programs continue to be effective in retaining and motivating our executives, while demonstrating alignment with our business strategy and the experience of our shareholders.  In light of the new leadership and in response to the business impact of the COVID-19 pandemic, the Committee looked critically at our programs to assess whether they are successfully meeting these objectives.  Concerns included a diminishing retentive impact as a result of no merit increases, below-target incentive payouts, and substantial reductions in realized pay with a majority of outstanding stock options underwater.

As a result, in partnership with the Committee’s independent consultant, the Committee had decided to make the following key changes to the 2021 compensation programs:

2020 STIP Design	2021 STIP Design
• Adjusted EBITDA (50% weighting) • Free Cash Flow (50% weighting)	• Adjusted EBITDA (50% weighting) • Net Working Capital as a Percentage of Sales (30% weighting) • SLAMs (20% weighting)[1]
(1)	SLAMs (Stop, Look, Assess, and Manage) is a proactive safety initiative that encourages employees to perform interactive observations to prevent accidents, injuries, and near misses.

2020 LTIP Design	2021 LTIP Design
• Adjusted EBITDA Percent (100% weighting) • Relative TSR Modifier (+/- 20%)	• Adjusted EBITDA Percent (60% weighting) • Non-New Machine Sales (40% weighting)[1] • Relative TSR Modifier (+/- 20%)
• Performance measured using a 3-year average over the 3-year performance period	• Adjusted EBITDA Percent: Performance measured using a 3-year average over the 3-year performance period • Non-New Machine Sales: Performance measured at the end of the 3-year performance period
• Relative TSR Peer Group: Customized S&P 600 Industrials	• Relative TSR Peer Group: Russell 2000 Index
• Threshold and Maximum payout equal to 25% and 200%, respectively	• Threshold and Maximum payout equal to 50% and 200%, respectively
• Equity Mix: 50% PSU, 30% RSU, 20% Options	• Equity Mix: 50% PSU, 50% RSU
(1)

Non-New Machine Sales is defined as revenue derived from activities other than new equipment sales; including, but not limited to, used equipment sales, rental revenue, sales of parts, and service & training revenue.

The target award values approved for 2021 are outlined in the table below:

Named Executive Officer	2021 Target LTIP Value
Aaron H. Ravenscroft[1]	$2,500,000
David J. Antoniuk[2]	$1,202,500
Thomas L. Doerr, Jr.[2]	$780,000
Terrance L. Collins[2]	$631,800
Leslie L. Middleton[1],2	$750,000
(1)	Messrs. Ravenscroft and Middleton’s 2021 targets were increased as a result of their promotions in 2020 to CEO and EVP Mobiles, respectively.
(2)

In 2020 the Compensation Committee established performance goals prior to COVID-19 being declared a global pandemic and in recognition of the need to retain our executive officers against this backdrop while entering another uncertain year, a one-time 30% increase was awarded. The incremental value was delivered in the same equity mix as the 2021 annual LTIP award (i.e., 50% Performance Shares / 50% RSUs).

The Committee believes that in combination these changes align our programs with the Company’s business strategy and shareholder feedback and address retention and engagement concerns that COVID-19 has presented in a manner that appropriately aligns to the interests of our shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis for fiscal year 2020 with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and included in the Company’s Proxy Statement for filing with the SEC.

Compensation Committee
Donald M. Condon, Jr., Chair
Roy V. Armes
Anne E. Bélec
Anne M. Cooney
John C. Pfeifer

V.Summary Compensation Table

The following table sets forth the “total compensation” earned by each named executive officer during the fiscal year ended December 31, 2020, and, to the extent that a named executive officer was a named executive officer of the Company for the fiscal years ended December 31, 2019 or December 31, 2018, total compensation for service to the Company during those years. In accordance with SEC rules and guidance, information for fiscal years prior to the year in which an individual first became a named executive officer is not required to be presented.

•	Actual payouts are presented in the “Salary” (before deferrals) and “Non-Equity Incentive Plan Compensation” (2020 STIP award payouts) columns.
•

The grant date fair value of equity-based grants awarded in 2020 is shown in the “Stock Awards” and “Options Awards” columns. Generally, none of this amount was realized during 2020; instead, the actual value realized, if any, will be commensurate with our financial and stock price performance over the next several years. The only amounts realized for 2020 were pursuant to Mr. Pennypacker and Mr. Ruck’s respective severance agreements.

•	The amounts included in Mr. Pennypacker and Mr. Ruck’s “Stock Awards” and “Option Awards” columns include grants that were forfeited pursuant to their respective severance agreements.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)(2)	Option Awards(3)(4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation(6)	Total
Aaron H. Ravenscroft	2020	$638,077	$0	$812,144	$208,987	$208,976	$0	$965,994	$2,834,177
President & Chief Executive Officer	2019	$480,615	$0	$752,977	$179,533	$697,500	$0	$407,492	$2,518,118
	2018	$427,961	$0	$290,098	$278,122	$527,678	$0	$309,272	$1,833,130
David J. Antoniuk	2020	$542,804	$0	$751,227	$193,312	$149,362	$0	$121,463	$1,758,168
Executive Vice President & Chief Financial Officer	2019	$517,254	$0	$744,489	$177,516	$729,167	$0	$148,366	$2,316,791
	2018	$502,115	$0	$353,049	$338,444	$653,344	$0	$92,091	$1,939,043
Thomas L. Doerr, Jr.	2020	$415,385	$0	$487,294	$125,393	$91,440	$0	$30,919	$1,150,430
Executive Vice President, General Counsel and Secretary	2019	$392,308	$0	$423,555	$100,988	$446,400	$0	$29,606	$1,392,856
	2018	$375,000	$150,000	$178,511	$171,148	$388,125	$0	$29,336	$1,292,121
Terrance L. Collins	2020	$386,931	$0	$394,707	$101,570	$85,176	$0	$31,055	$999,440
Executive Vice President, Human Resources	2019	$368,723	$0	$457,443	$109,074	$415,822	$0	$30,180	$1,381,242

Leslie L. Middleton	2020	$378,982	$0	$253,054	$0	$63,965	$0	$18,942	$714,944
Executive Vice President, Mobile Cranes

Barry L. Pennypacker	2020	$646,154	$0	$2,436,394	$626,956	$226,512	$0	$1,003,995	$4,940,010
Former President & Chief Executive Officer	2019	$1,000,000	$0	$2,588,268	$617,145	$1,860,000	$0	$305,215	$6,370,627
	2018	$995,865	$0	$1,115,797	$1,069,672	$1,725,000	$0	$180,148	$5,086,482
Peter A. Ruck	2020	$257,158	$0	$324,863	$83,594	$49,901	$0	$169,369	$884,884
Former Senior Vice President, Business Development	2019	$348,239	$0	$376,498	$89,771	$359,994	$0	$30,016	$1,204,516
	2018	$240,615	$0	$976,303	$171,148	$241,268	$0	$21,407	$1,650,741

(1)

The amounts listed in the “Stock Awards” column represent the aggregate grant date fair value of all restricted stock unit, restricted stock, and performance share awards in accordance with ASC Topic 718. All named executive officers received restricted stock units in 2020. The values attributable to the 2020 grants of restricted stock units were as follows: Mr. Ravenscroft — $300,000; Mr. Antoniuk — $277,509;

Mr. Doerr — $180,008; Mr. Collins — $145,805; Mr. Middleton — $125,011; Mr. Pennypacker — $900,004; and Mr. Ruck — $120,001. For these restricted stock unit awards, fair value is computed by multiplying the total number of shares subject to each award by the closing market price on the date of grant. Messrs. Pennypacker and Ruck did not have any incremental fair value result from the acceleration of a portion of their restricted stock units in connection with their separations. For performance share awards, fair value is calculated based upon the probable outcome of the performance conditions, consistent with the estimate of the aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC Topic 718, and was as follows for 2020 awards: Mr. Ravenscroft — $512,134; Mr. Antoniuk — $473,719; Mr. Doerr — $307,286; Mr. Collins — $248,902; Mr. Middleton — $128,043; Mr. Pennypacker — $1,536,390; and Mr. Ruck — $204,861. Performance shares are earned based on our financial performance over a three-year period, and vest following the third anniversary of the grant date if performance goals are met. The maximum values of the 2020 grants of performance shares at the grant date, assuming that the highest level of performance conditions are attained, are as follows: Mr. Ravenscroft — $1,024,268; Mr. Antoniuk — $947,437; Mr. Doerr — $614,571; Mr. Collins — $497,804; Mr. Middleton — $256,086; Mr. Pennypacker — $3,072,779; and Mr. Ruck — $409,722. Additional information about the assumptions that we used in valuing equity awards is set forth in Note 16 to the Consolidated Financial Statements for the fiscal year ended December 31, 2020 in our Annual Report on Form 10-K filed with the SEC on February 12, 2021. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)

The grant date fair value of the 2019 stock awards (which included both restricted stock units and performance share awards), as presented in the “Stock Awards” column, is different than the value of such stock awards as of December 31, 2020.  Based on the closing price ($13.31) of the Company’s common stock on December 31, 2020, without regard to vesting schedules and assuming threshold performance with respect to the performance shares, the values of the 2019 stock awards were as follows as of December 31, 2020: Mr. Ravenscroft — $481,755; Mr. Antoniuk — $476,325; Mr. Doerr — $270,992; Mr. Collins — $292,674; Mr. Pennypacker — $1,655,977; and Mr. Ruck — $240,884.

The grant date fair values of the 2018 stock awards includes the grant date fair value of performance shares for all named executive officers except for Mr. Ruck whose grant date fair value included both restricted stock units and performance shares. These values are different than the values of such awards as of December 31, 2020. Based on the closing price ($13.31) of the Company’s common stock on December 31, 2020, without regard to vesting schedules and based on the actual performance of 0.0% of target with respect to the performance shares, the values of the 2018 performance share awards were as follows as of December 31, 2020: Mr. Ravenscroft — $0; Mr. Antoniuk — $0; Mr. Doerr — $0; Mr. Collins — $0; Mr. Middleton — $0; Mr. Pennypacker — $0; and Mr. Ruck — $0.  Mr. Ruck’s restricted stock units were valued at $355,510 as of December 31, 2020 but the grant date fair value was $754,290.

(3)

The amounts listed in the “Option Awards” column represent the aggregate grant date fair value of all option awards granted during the year in accordance with ASC Topic 718. Additional information about the assumptions that we used in valuing equity awards is set forth in Note 16 to the Consolidated Financial Statements for the fiscal year ended December 31, 2020 in our Annual Report on Form 10-K filed with the SEC on February 12, 2021.

(4)

The grant date fair value of the 2018 and 2019 option awards, as presented in the “Option Awards” column, is different than the value of such option awards as of December 31, 2020.  Based on the closing price ($13.31) of the Company’s common stock on December 31, 2020 and the exercise prices of the 2018 and 2019 option awards (which were all higher than $13.31) and without regard to vesting schedules, the values of the 2018 and 2019 option awards were as follows as of December 31, 2020: Mr. Ravenscroft — $0; Mr. Antoniuk — $0; Mr. Doerr — $0; Mr. Collins — $0; Mr. Middleton — $0; Mr. Pennypacker — $0; and Mr. Ruck — $0.

(5)	Consists of cash awards made under the 2020 STIP. Reflects the amount earned for performance during 2020 but not paid until 2021.
(6)	Consists of the compensation described in the All Other Compensation Table, which follows this table.

VI.All Other Compensation Table

The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

Name	Year	Company Contributions to Defined Contribution Plan(1)	Insurance Premiums(2)	Severance	Car Allowance	Company Contributions Under Deferred Compensation Plan(3)	Other(4)	Total
Aaron H. Ravenscroft	2020	$17,100	$792	$0	$6,800	$93,490	$847,812	$965,994
	2019	$16,800	$792	$0	$0	$100,829	$289,071	$407,492
	2018	$16,500	$792	$0	$0	$44,201	$247,779	$309,272
David J. Antoniuk	2020	$17,100	$1,640	$0	$10,800	$89,038	$2,885	$121,463
	2019	$16,800	$1,640	$0	$10,800	$117,060	$2,067	$148,366
	2018	$16,500	$1,640	$0	$10,800	$60,919	$2,232	$92,091
Thomas L. Doerr, Jr.	2020	$17,100	$928	$0	$10,800	$0	$2,091	$30,919
	2019	$16,800	$928	$0	$10,800	$0	$1,078	$29,606
	2018	$16,500	$928	$0	$10,800	$0	$1,108	$29,336
Terrance L. Collins	2020	$17,100	$1,314	$0	$10,800	$0	$1,842	$31,055
	2019	$16,800	$1,314	$0	$10,800	$0	$1,266	$30,180

Leslie L. Middleton	2020	$17,100	$0	$0	$1,800	$0	$42	$18,942

Barry L. Pennypacker	2020	$17,100	$959	$799,617	$7,161	$175,000	$4,158	$1,003,995
	2019	$16,800	$1,438	$0	$12,000	$272,500	$2,476	$305,215
	2018	$16,500	$1,438	$0	$12,000	$145,148	$5,061	$180,148
Peter A. Ruck	2020	$11,400	$795	$147,887	$8,100	$0	$1,187	$169,369
	2019	$16,800	$1,060	$0	$10,800	$0	$1,356	$30,016
	2018	$4,812	$8,494	$0	$8,100	$0	$0	$21,407
(1)

Consists of contributions made by the Company during the year indicated under The Manitowoc Company, Inc. 401(k) Retirement Plan. As explained in the Compensation Discussion and Analysis, this Plan includes both a tax-qualified defined contribution savings component in which the participant receives a Company match, and a profit-sharing component in which the Company provides an annual fixed percentage contribution of between 0% to 4% of eligible compensation to another defined contribution account.

For 2018, the Company’s contribution amounts have been corrected to include (a) Company 401(k) match true-ups as follows: Mr. Pennypacker – $400, Mr. Antoniuk – $400, Mr. Ravenscroft – $400, and Mr. Doerr – $400; and (b) Company profit sharing contributions as follows: Mr. Pennypacker – $5,500, Mr. Antoniuk – $5,500, Mr. Ravenscroft – $5,500, Mr. Doerr – $5,500, and Mr. Ruck– $4,812.

(2)	Includes premiums paid for Supplemental Executive Long Term Disability Insurance.
(3)	For 2020, includes the Company’s contributions for 2020, which will be contributed to individual accounts in 2021.

For 2019, includes the Company’s contributions for 2019, which were contributed to individual accounts in 2020. Mr. Pennypacker’s contribution for 2019 was corrected for the actual amount contributed in 2020 which was $272,500.

For 2018, includes the Company’s contributions for 2018, which were contributed to individual accounts in 2019.

(4)

For 2020, includes (a) expenses for commercial air flights for officers’ families as well as meals and other expenses paid by the Company for the spouses of the named executive officers in connection with attendance at the February 26, 2020 Board meetings: Mr. Ravenscroft — $923; Mr. Antoniuk — $2,885; Mr. Doerr — $2,091; Mr. Collins — $1,559; Mr. Pennypacker — $3,499; and Mr. Ruck — $1,187; (b) expenses related to personal use of a chartered Company aircraft – Mr. Pennypacker –$659; (c) in connection with Mr. Ravenscroft’s assignment to France, expatriate benefits (including amounts paid by the Company for rent, housing-related insurance, educational expenses, and car allowance) which were paid in Euros but converted to U.S. dollars at the exchange rates in effect when the payments were made – $735,536 which for 2020 included French taxes incurred for 2019 but paid in 2020 and 2020 French taxes incurred and paid in 2020, plus $105,155 in tax equalization payments representing the aggregate incremental cost to the Company of providing a tax equalization benefit to Mr. Ravenscroft in connection with his service in France, which cost is calculated on an estimated basis because the exact amount of Mr. Ravenscroft’s tax liabilities for 2020 will not be finally determined until after the filing of this Proxy Statement;  (d) tax preparation fees in connection with Mr. Ravenscroft’s assignment to France – $6,198; and (e) gift certificate taxable fringe: Mr. Collins — $283; and Mr. Middleton — $42.

For 2019, includes (a) expenses for commercial air flights for officers’ families as well as meals and other expenses paid by the Company for the spouses of the named executive officers in connection with attendance at the February 27, 2019 and October 30, 2019 Board meetings – Mr. Pennypacker – $2,476, Mr. Antoniuk – $2,067, Mr. Doerr – $1,078, Mr. Collins –  $1,266; and Mr. Ruck –  $1,356 (b) in connection with Mr. Ravenscroft’s assignment to France, expatriate benefits (including amounts paid by the Company for rent, housing-related insurance, educational expenses, and car allowance) which were paid in Euros but converted to U.S. dollars at the exchange rates in effect when the payments were made – $208,333, plus $69,323 in tax equalization payments representing the aggregate incremental cost to the Company of providing a tax equalization benefit to Mr. Ravenscroft in connection with his service in France, which cost is calculated on an estimated basis because the exact amount of Mr. Ravenscroft’s tax liabilities for 2019 will not be finally determined until after the filing of this Proxy Statement; and (c) tax preparation fees in connection with Mr. Ravenscroft’s assignment to France – $11,415.

For 2018, includes (a) expenses related to personal use of a chartered Company aircraft – Mr. Pennypacker –$3,028 and Mr. Antoniuk – $655; (b) expenses for commercial air flights for officers’ families – Mr. Pennypacker – $1,261, Mr. Antoniuk – $715, Mr. Ravenscroft – $15,508, and Mr. Doerr – $498; (c) in connection with Mr. Ravenscroft’s assignment to France, expatriate benefits (including amounts paid by the Company for rent, housing-related insurance, educational expenses, and car allowance) which were paid in Euros but converted to U.S. dollars at the exchange rates in effect when the payments were made – $207,482, plus $17,352 in tax equalization payments representing the aggregate incremental cost to the Company of providing a tax equalization benefit to Mr. Ravenscroft in connection with his service in France, which cost is calculated on an estimated basis because the exact amount of Mr. Ravenscroft’s tax liabilities for 2018 will not be finally determined until after the filing of this Proxy Statement; (d) tax preparation fees in connection with Mr. Ravenscroft’s assignment to France – $6,490; (e) personal use of memberships: Mr. Ravenscroft – $181; (f) gross-up payments on taxable fringe benefits – Mr. Pennypacker – $180, Mr. Antoniuk – $46, Mr. Ravenscroft – $767, and Mr. Doerr – $17; and (g) meals and other expenses paid by the Company for the spouses of the named executive officers in connection with the February 2018 Board meeting – Mr. Pennypacker –$593, Mr. Antoniuk – $817, and Mr. Doerr – $593.

VII.Grants of Plan-Based Awards in 2020

The following table sets forth the 2020 STIP awards and 2020 LTIP awards. Any STIP awards earned in 2020 were paid in the first quarter of 2021. Other than the equity awards disclosed below, there were no other equity-based incentive awards granted to the named executive officers in 2020.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Share Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards (6)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Aaron H. Ravenscroft	STIP		$400,000	$800,000	$1,600,000
	Stock Options	2/26/2020								39,063	$12.37	$208,987
	Performance Shares	2/26/2020				10,105	40,421	80,842				$512,134
	Restricted Stock Units	2/26/2020							24,253			$300,010
David J. Antoniuk	STIP		$196,013	$392,025	$784,050
	Stock Options	2/26/2020								36,133	$12.37	$193,312
	Performance Shares	2/26/2020				9,347	37,389	74,778				$473,719
	Restricted Stock Units	2/26/2020							22,434			$277,509
Thomas L. Doerr, Jr.	STIP		$120,000	$240,000	$480,000
	Stock Options	2/26/2020								23,438	$12.37	$125,393
	Performance Shares	2/26/2020				6,063	24,253	48,506				$307,286
	Restricted Stock Units	2/26/2020							14,552			$180,008
Terrance L. Collins	STIP		$111,780	$223,560	$447,120
	Stock Options	2/26/2020								18,985	$12.37	$101,570
	Performance Shares	2/26/2020				4,911	19,645	39,290				$248,902
	Restricted Stock Units	2/26/2020							11,787			$145,805
Leslie L. Middleton	STIP		$116,400	$232,800	$465,600
	Performance Shares	2/26/2020				2,527	10,106	20,212				$128,043
	Restricted Stock Units	2/26/2020							10,106			$125,011
Barry L. Pennypacker	STIP		$500,000	$1,000,000	$2,000,000
	Stock Options	2/26/2020								117,188	$12.37	$626,956
	Performance Shares	2/26/2020				30,316	121,262	242,524				$1,536,390
	Restricted Stock Units	2/26/2020							72,757			$900,004
Peter A. Ruck	STIP		$96,773	$193,545	$387,090
	Stock Options	2/26/2020								15,625	$12.37	$83,594
	Performance Shares	2/26/2020				4,042	16,169	32,338				$204,861
	Restricted Stock Units	2/26/2020							9,701			$120,001

(1)

These amounts represent potential payments under the 2020 STIP; the actual amounts received (if any) are shown in the Summary Compensation Table above. The threshold amount reflects the total of the threshold payment levels that represent 50% of the target amount. The maximum amount reflects the total amount of maximum payment levels that represent 200% of the target amount.

(2)

These amounts represent potential payouts under the 2020 LTIP. The threshold amount reflects the total of the threshold payout levels that represent 25% of the target amount. The maximum amount reflects the total amount of maximum payout levels that represent 200% of the target amount. For Messrs. Pennypacker and Ruck, these awards were forfeited in full in connection with their separations.

(3)

The restricted stock units vest ratably over a three-year period, commencing on the first anniversary of the grant date. For Messrs. Pennypacker and Ruck, the partial acceleration of their restricted stock units in connection with their separation did not result in any incremental fair value.

(4)	The stock options vest over a three-year period, commencing on the first anniversary of the grant date.

(5)	The exercise price equals the closing market price of our common stock on the date of grant.
(6)	Reflects the grant date fair value of the awards granted in 2020 as computed under ASC Topic 718.
VIII.	Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth the stock options, restricted stock units, and performance share awards previously granted to the named executive officers relating to our common stock that were outstanding at the end of 2020.

	Option Awards(1)(2)						Stock Awards(1),(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(4)		Option Exercise Price ($)(5)	Option Grant Date	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(6)(7)(10)		Market Value of Shares of Stock that Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(7)(11)(12)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(8)
Aaron H. Ravenscroft	24,753	0	(9)	$17.40	3/28/2016	3/28/2026
	20,205	0		$25.68	2/22/2017	2/22/2027
	11,838	5,922		$32.98	2/20/2018	2/20/2028
	7,414	14,833		$18.40	2/27/2019	2/27/2029
	0	39,063		$12.37	2/26/2020	2/26/2030
							32,297	(13)	$429,873	46,454	$618,296
David J. Antoniuk	21,851	0	(9)	$22.80	5/31/2016	5/31/2026
	35,516	0		$25.68	2/22/2017	2/22/2027
	14,406	7,206		$32.98	2/20/2018	2/20/2028
	7,331	14,666		$18.40	2/27/2019	2/27/2029
	0	36,133		$12.37	2/26/2020	2/26/2030
							30,388	(13)	$404,464	43,354	$577,035
Thomas L. Doerr, Jr.	7,285	3,644		$32.98	2/20/2018	2/20/2028
	4,170	8,344		$18.40	2/27/2019	2/27/2029
	0	23,438		$12.37	2/26/2020	2/26/2030
							19,077	(13)	$253,915	27,646	$367,972
Terrance L. Collins	8,851	4,428		$28.24	4/10/2018	4/10/2028
	4,504	9,012		$18.40	2/27/2019	2/27/2029
	0	18,985		$12.37	2/26/2020	2/26/2030
							16,674	(13)	$221,931	23,310	$310,253
Leslie L. Middleton	10,025	0	(9)	$17.40	3/28/2016	3/28/2026
	4,490	0		$25.68	2/22/2017	2/22/2027
	3,205	1,604		$32.98	2/20/2018	2/20/2028
	2,317	4,636		$18.40	2/27/2019	2/27/2029
							12,621	(13)	$167,986	11,991	$159,604
Barry L. Pennypacker	154,703	0	(9)	$17.40	3/28/2016	8/5/2021
	112,249	0		$25.68	2/22/2017	8/5/2021
	45,532	0		$32.98	2/20/2018	8/5/2021
	25,488	0		$18.40	2/27/2019	8/5/2021
Peter A. Ruck	7,285	0		$28.24	4/10/2018	9/4/2021
	3,707	0		$18.40	2/27/2019	9/4/2021

(1)

The number of shares of common stock underlying option awards and stock awards has been adjusted, with respect to awards granted prior to November 17, 2017, to account for the 1-for-4 reverse stock split that was effected on November 17, 2017.

(2)	Consists of options to purchase common stock of the Company under the Company’s 2013 Omnibus Incentive Plan.
(3)	Consists of restricted stock units and performance shares granted under the 2013 Omnibus Incentive Plan.

(4)

Unless otherwise noted in these footnotes, all unvested stock options referenced in this table vest 33% per year beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the third anniversary of the grant date.

(5)	The exercise price equals the closing market price of our common stock on the date of grant, as adjusted, for awards granted prior to November 17, 2017, to account for the 1-for-4 reverse stock split.
(6)	The grant dates and vesting dates for all restricted stock units that our named executive officers held at December 31, 2020 are as follows:

Name	Grant Date	Vesting Date	Number of Units/Awards
Aaron H. Ravenscroft	2/27/2019	2/27/2021	4,021 RSUs
		2/27/2022	4,023 RSUs
	2/26/2020	2/26/2021	8,083 RSUs
		2/26/2022	8,084 RSUs
		2/26/2023	8,086 RSUs
David J. Antoniuk	2/27/2019	2/27/2021	3,976 RSUs
		2/27/2022	3,978 RSUs
	2/26/2020	2/26/2021	7,477 RSUs
		2/26/2022	7,477 RSUs
		2/26/2023	7,480 RSUs
Thomas L. Doerr, Jr.	2/27/2019	2/27/2021	2,262 RSUs
		2/27/2022	2,263 RSUs
	2/26/2020	2/26/2021	4,850 RSUs
		2/26/2022	4,850 RSUs
		2/26/2023	4,852 RSUs
Terrance L. Collins	2/27/2019	2/27/2021	2,443 RSUs
		2/27/2022	2,444 RSUs
	2/26/2020	2/26/2021	3,928 RSUs
		2/26/2022	3,929 RSUs
		2/26/2023	3,930 RSUs
Leslie L. Middleton	2/27/2019	2/27/2021	1,257 RSUs
		2/27/2022	1,258 RSUs
	2/26/2020	2/26/2021	3,368 RSUs
		2/26/2022	3,368 RSUs
		2/26/2023	3,370 RSUs

(7)	The dates of expiration of the performance period and the vesting dates for all performance shares that our named executive officers held at December 31, 2020 are as follows:

Name	Incentive Plan Under Which Performance Shares Were Granted	Date of Expiration of Performance Period	Vesting Date	Number of Shares
Aaron H. Ravenscroft	2018 LTIP	12/31/2020	2/20/2021	-
	2019 LTIP	12/31/2021	2/27/2022	6,033
	2020 LTIP	12/31/2022	2/26/2023	40,421
David J. Antoniuk	2018 LTIP	12/31/2020	2/20/2021	-
	2019 LTIP	12/31/2021	2/27/2022	5,965
	2020 LTIP	12/31/2022	2/26/2023	37,389
Thomas L. Doerr, Jr.	2018 LTIP	12/31/2020	2/20/2021	-
	2019 LTIP	12/31/2021	2/27/2022	3,393
	2020 LTIP	12/31/2022	2/26/2023	24,253
Terrance L. Collins	2018 LTIP	12/31/2020	4/10/2021	-
	2019 LTIP	12/31/2021	2/27/2022	3,665
	2020 LTIP	12/31/2022	2/26/2023	19,645
Leslie L. Middleton	2018 LTIP	12/31/2020	2/20/2021	-
	2019 LTIP	12/31/2021	2/27/2022	1,885
	2020 LTIP	12/31/2022	2/26/2023	10,106

(8)	The market value is calculated by multiplying the closing price of our common stock on December 31, 2020 ($13.31) by the number of unvested shares.

(9)	Vests 25% per year beginning on the first anniversary of the grant date and continuing on each subsequent anniversary until the fourth anniversary of the grant date.
(10)

Includes performance share awards granted in 2018 under the 2013 Omnibus Incentive Plan. The performance period expired at the end of 2020. Actual performance for the 2018 grant was at 0.0% of target and no award was earned.

(11)

Includes performance share awards granted in 2019 under the 2013 Omnibus Incentive Plan. The performance period expires at the end of 2021. As of December 31, 2020, the performance trend was below threshold level, so the number of shares appearing here is the number of shares that would be awarded assuming threshold level performance is achieved, pursuant to SEC requirements.

(12)

Includes performance share awards granted in 2020 under the 2013 Omnibus Incentive Plan. The performance period expires at the end of 2022. As of December 31, 2020, the performance trend was target level, so the number of shares appearing here is the number of shares that would be awarded assuming target performance is achieved, pursuant to SEC requirements.

(13)	Includes restricted stock units granted in 2019 and 2020 under the 2013 Omnibus Incentive Plan. These restricted stock units vest on the third anniversary of the grant date.

IX.	Option Exercises and Stock Vested in Fiscal 2020

The following table presents, for each named executive officer, the stock awards vested during 2020.

Name	Option Awards(1)		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Aaron H. Ravenscroft	0	$0	12,511	$162,205
David J. Antoniuk	0	$0	18,898	$245,894
Thomas L. Doerr, Jr.	0	$0	13,262	$151,662
Terrance L. Collins	0	$0	2,443	$30,977
Leslie L. Middleton	0	$0	3,143	$40,646
Barry L. Pennypacker	0	$0	99,063	$1,219,572
Peter A. Ruck	0	$0	33,964	$328,806

(1)	During 2020, no named executive officer exercised any stock options.
(2)

Represents the following: Mr. Ravenscroft – 2017 performance share award and one-third of the 2019 restricted stock unit award; Mr. Antoniuk – 2017 performance share award and one-third of the 2019 restricted stock unit award;  Mr. Doerr – 2017 restricted stock unit award and one-third of the 2019 restricted stock unit award;  Mr. Collins – one-third of the 2019 restricted stock unit award; Mr. Middleton – 2017 performance share award and one-third of the 2019 restricted stock unit award;  Mr. Pennypacker – 2017 performance share award, two-thirds of the 2019 restricted stock unit award (one-third regular vesting and one-third accelerated vesting due to his separation), and one-third of the 2020 restricted stock unit award, accelerated due to his separation; and Mr. Ruck – 2018 restricted stock unit award (half due to regular vesting and half due to accelerated vesting as a result of his separation, two-thirds of the 2019 restricted stock unit award (one-third regular vesting and one-third accelerated vesting due to his separation), and one-third of the 2020 restricted stock unit award, accelerated due to his separation.    Actual performance for the 2017 performance award grant was 100.0% of target.

(3)

Represents the fair market value of the performance shares and the restricted stock units on their respective vesting dates. Fair market value is determined based on the closing price of the Company’s common stock on the applicable vesting date.

X.	Non-Qualified Deferred Compensation

The following table sets forth information with respect to the Company’s Deferred Compensation Plan, a non-qualified plan, as of December 31, 2020.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings (Loss) in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE(3)
Aaron H. Ravenscroft	$101,654	$93,490	$133,752	$0	$590,635
David J. Antoniuk	$127,197	$89,038	$107,022	$0	$771,938
Thomas L. Doerr, Jr.	$0	$0	$0	$0	$0
Terrance L. Collins	$0	$0	$0	$0	$0
Leslie L. Middleton	$0	$0	$0	$0	$0
Barry L. Pennypacker	$125,308	$175,000	$118,207	$0	$1,030,478
Peter A. Ruck	$0	$0	$0	$0	$0

(1)

Reflects elective deferrals of compensation earned or payable in 2020. These amounts are also included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table (as applicable).

(2)

The Company’s contributions for 2020 will be contributed to individual accounts in 2021.  These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table and the “Company Contributions Under Deferred Compensation Plan” column of the All Other Compensation Table.

(3)

Of the amounts reported in the “Aggregate Balance at Last FYE” column, the following amounts were previously reported in the Non-Qualified Deferred Compensation table in the Company’s proxy statement for its 2020 annual meeting of shareholders: Mr. Ravenscroft - $254,400; Mr. Antoniuk - $420,659; Mr. Doerr - $0; Mr. Collins - $0; Mr. Pennypacker - $514,464; and Mr. Ruck - $0. Mr. Middleton was not a named executive officer in 2019 and therefore was not included in the Non-Qualified Deferred Compensation table in the Company’s proxy statement for its 2020 annual meeting of shareholders.

Eligible participants in the Deferred Compensation Plan may elect to defer up to 40% of base salary and up to 100% of awards to be paid under the STIP. Credits to deferred compensation accounts may also include a Company contribution. For 2020, this contribution equaled the amount of compensation deferred by the participant for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by a rate equal to the rate of variable retirement plan contributions that the participant received from the Company during the year under the 401(k) Retirement Plan, plus 1%. If the Company did not make a contribution to the 401(k) Retirement Plan during the year, there would not be any Company contribution under the Deferred Compensation Plan for that year. Beginning in 2021, the existing Company contribution to the Deferred Compensation Plan will be replaced with a matching contribution on compensation above certain IRS limits under the 401(k) Retirement Plan. The matching contribution is expected to be calculated at the same rate as under the 401(k) Retirement Plan, at 100% on the first 3% of compensation deferred and 50% on the next 2% of compensation deferred. The Company also may make additional contributions in its discretion on an annual basis.

Deferred amounts can be invested into a variety of accounts, which mirror the performance of several different mutual funds offered in the 401(k) Retirement Plan, as well as the Company Stock Fund (which includes only the Company’s common stock). Transfers between the Company Stock Fund and the other funds are not permitted. Participants are not required to direct any minimum amount of deferred compensation into the Company Stock Fund.

XI.	Potential Payments Upon Termination or Change in Control

Post-Employment Compensation

As discussed above, in February 2021, we entered into individual Employment Agreements with Messrs. Ravenscroft, Antoniuk, Middleton, Doerr, and Collins that, among other things, provide for severance payments following certain terminations of employment, both before and after a change of control.  Before we entered into the Employment Agreements, each of the named executive officers were party to a Contingent Employment Agreement that provided them with certain rights, including severance payments, following a change of control.  This section describes the terms of the Contingent Employment Agreements, which were in effect for all of 2020, and the terms of the Employment Agreements, which superseded the Contingent Employment Agreements effective February 11, 2021.

Contingent Employment Agreements.  The Contingent Employment Agreements generally provided that in the event of a “change of control” (as defined in the agreements) of the Company, each named executive officer would continue to be employed by the Company for a period of time (three years in the case of the Chief Executive Officer and two years in the case of the other named executive officers). Under the Contingent Employment Agreements, each executive would remain employed at the same position held as of the change of control date, and would receive a salary at least equal to the salary in effect as of such date, plus all bonuses, incentive compensation, and other benefits extended by the Company to its executive officers and key employees, provided that the plans and bonus opportunity were no less favorable than those that were available prior to a change of control. After a change of control, the executive officer’s compensation would be subject to potential upward adjustment at least annually based upon the executive officer’s contributions and the level of increases provided to other executive officers and employees. Each Contingent Employment Agreement would have terminated prior to the end of the applicable employment period if the executive officer voluntarily retired from the Company or was terminated by the Company “for cause,” as defined in the Contingent Employment Agreement.

In the event the executive officer was terminated by the Company without cause following a change of control, the executive officer would have been entitled to participate in certain benefit plans provided by the Company for the remainder of the applicable employment period and receive an amount equal to the base salary through the date of termination and for the remaining portion of the applicable employment period, all deferred salary and other compensation earned by the executive officer during the course of employment with the Company and the amount of the target cash incentive bonus under all short-term and long-term cash bonus plans maintained by the Company in which the executive officer participated for the fiscal year of termination and for all subsequent fiscal years through the applicable employment period. If the executive officer’s employment was terminated by the surviving entity without cause, or by the officer for good reason, in either case within 24 months (36 months in the case of the Chief Executive Officer) following a change of control, all of the executive officer’s equity-based awards that were in effect as of the date of such termination would be vested in full or deemed earned in full (as if the maximum performance goals provided under such award were met, if applicable) effective on the date of such termination (i.e., a “double trigger”); if employment continued, the original vesting schedule would continue to apply. To the extent that equity-based awards were not assumed by the purchaser, successor or surviving entity, or a more favorable outcome was not provided in the applicable plan or award agreement, upon a change of control: (i) stock options, stock-appreciation rights and time-based restricted stock (including restricted stock units) would vest and could be paid out in cash; (ii) performance-based awards would be pro-rated and paid out in cash assuming the greater of target or projected actual performance (based on the assumption that the applicable performance goals would continue to be achieved at the same rate through the end of the performance period as they had been at the time of the change of control); (iii) dividend equivalent units would be pro-rated to the extent, if at all, any related award was settled on a pro rata basis and paid out in cash; and (iv) each other type of equity-based award not mentioned above would be paid out in cash based on the value of the award as of the date of the change of control.

In the event the executive officer was terminated by the Company for cause, the executive officer would only have been entitled to the salary and benefits accrued and vested as of the effective date of the termination. Except as described below, each Contingent Employment Agreement was terminable by either party at any time prior to a change of control.

If a named executive officer was terminated by the Company without cause within six months prior to a change of control and it was reasonably demonstrated by the executive officer that the termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a change of control; or (ii) otherwise arose in connection with or in anticipation of a change of control, the executive officer would have been be entitled to the severance payment and benefits that he would otherwise have received if he were terminated by the Company without cause following a change of control.

If any of the payments to a named executive officer would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code and would result in the imposition on the executive officer of an excise tax under Section 4999 of the Internal Revenue Code (the “Excise Tax”), the executive officer would not be entitled to any tax gross up amount; however, the executive officer would be entitled to receive the “best net” treatment. Under the “best net” treatment, if the after-tax amount (taking into account all federal, state and local excise, income and other taxes) that would be retained by the executive officer was less than the after-tax amount that would be retained by the executive officer if the executive officer were instead to be paid or provided (as the case may be) the maximum amount that the executive officer could receive without being subject to the Excise Tax (the “Reduced Amount”), then the executive officer would be entitled to receive the Reduced Amount instead of the full amount that would have been subject to the Excise Tax.

The Contingent Employment Agreements also provided that if the executive officer was terminated (i) by the Company without cause prior to the end of the applicable employment period; or (ii) by the Company within six months prior to a change of control in anticipation of a change of control as explained above, the executive officer would be prohibited from rendering services to a competitor of the Company for (y) the lesser of two years (three years in the case of the Chief Executive Officer) or the unexpired term of the applicable employment period or (z) two years (three years in the case of the Chief Executive Officer) in the case of a termination by the Company within six months prior to a change of control in anticipation of a change of control as described above. The Contingent Employment Agreements defined “competitor” as any corporation, person, firm or organization that engages in research and development work, produces and/or sells any product or service that is the same as, functionally equivalent to, or otherwise directly competitive with one made, offered, sold or provided by the Company.

The Contingent Employment Agreements defined “cause” as a conviction based upon the commission of a felony or becoming the subject of a final non-appealable judgment of a court of competent jurisdiction holding that the executive officer is liable to the Company for damages for obtaining a personal benefit in a transaction adverse to the interests of the Company.

The Contingent Employment Agreements defined “good reason” as a material diminution in position, authority or title, or the assignment of duties that are materially inconsistent with the executive officer’s position or title as described in the applicable Agreement; a material diminution in base salary or incentive/bonus opportunities; a change of fifty miles from the location of the executive officer’s principal place of employment on the date of the change of control; a material breach by the Company of any of its obligations under the applicable Agreement; and any successor to the principal business of the Company failing or refusing to assume the Company’s obligations under the applicable Agreement.

If the executive officer became disabled during the applicable employment period and was unable to perform the regular duties of employment on a full-time basis, then pursuant to the Contingent Employment Agreement, the Company would pay the executive officer’s normal salary and benefits for the first six months. If the disability continued beyond six months, the executive officer’s normal salary would be suspended during the period of disability. The executive officer would continue to be eligible for customary benefits as provided by the Company during the term of the executive officer’s disability and until the expiration of the applicable employment period.

Employment Agreements.  The Employment Agreements, which replaced the Contingent Employment Agreements, provide employment terms and severance benefits before and after a change of control.  Specifically, the Employment Agreements provide titles for each executive officer and provides that the executive officers will have the normal duties, responsibilities and authority of such positions, subject to expansion or limitation by the Board of Directors’ (or, in the case of executive officers other than the Chief Executive Officer, by the Chief Executive Officer).

The Employment Agreements specify the base salaries and benefits that will be provided to each named executive officer during the term of the Employment Agreements, including eligibility for short- and long-term incentive compensation programs, the same other benefits that are made available to other employees in similar positions and reimbursement of reasonable business expenses.

The titles and initial base salaries of the named executive officers as specified in the Employment Agreements are listed in the 2020 Executive Summary and 2020 Executive Compensation sections of this Proxy Statement, respectively. The base salaries subject to adjustment from time to time as provided in the Employment Agreements.

The Employment Agreements do not have a fixed term, but will continue until terminated by the Company or the executive officer.  If the executive officer’s employment is terminated by the Company without “cause” (as defined in the Employment Agreement”) or by the executive officer for “good reason” (as defined in the Employment Agreement) prior to a “change of control” (as defined in the Employment Agreement), then, if the executive officer executes a separation agreement, the executive officer will be entitled to (1) severance in the amount of one times (two times, in the case of the Chief Executive Officer) the total of the executive officer’s base salary plus target annual bonus, (2) a pro rata portion of the executive officer’s annual bonus for the year of the termination, based on the Company’s actual performance, (3) Company-paid COBRA coverage for 12 months (24 months in the case of the Chief Executive Officer) and (4) outplacement benefits and assistance for 12 months (24 months in the case of the Chief Executive Officer) up to a cost of $25,000 ($50,000 in the case of the Chief Executive Officer).  In addition, unless a more favorable result is provided under the Company’s equity incentive plan or an award agreement, (a) unvested stock options or stock appreciation rights will vest on a pro rata basis and be exercisable for up to 12 months, (b) unvested restricted stock or restricted stock units will vest on a pro rata basis and (c) unearned performance shares or performance share units will be pro-rated and remain eligible to be earned based on actual performance through the end of the performance period.

The Employment Agreements define “cause” to include (1) the executive officer’s conviction of, or plea of guilty or nolo contendere to, certain crimes, (2) certain acts of fraud or dishonesty by the executive officer with respect to the Company or its affiliates, (3) the executive officer’s willful misconduct that the Company reasonably believes could be detrimental to the Company in a non-immaterial manner or reflect poorly on the Company, (4) the executive officer’s willful breach of certain sections in the Employment Agreement, (5) the executive officer’s failure to comply with certain Company policies or (6) the executive officer’s material breach of the Employment Agreement.

The Employment Agreements define “good reason” to include (1) the executive officer’s primary work location being moved by more than 50 miles, (2) a material reduction or diminution in the executive officer’s principal duties and responsibilities, (3) certain adverse changes in the executive officer’s total target compensation or (4) the Company’s material breach of the Employment Agreement.

The Employment Agreements define a “change of control” as the first to occur of (1) any person (subject to specified exceptions) becoming the beneficial owner of 30% or more of the combined voting power of the Company’s then outstanding securities, (2) the Company merging or consolidating with any other entity, subject to exceptions for mergers or consolidations that would not result in a change or more than 60% ownership or in any person acquiring more than 30% of the combined voting power of the Company’s then outstanding securities, (3) the Company or any subsidiary selling, assigning or otherwise transferring more than 50% of the Company’s assets, (4) the Company dissolving and liquidating substantially all of its assets or (5) a change in the majority of the Company’s Board of Directors (excluding changes resulting from new directors whose appointment or nomination was approved by a vote of at least two-thirds of the then-serving continuing directors).

If the executive officer’s employment is terminated by the Company without cause or by the executive officer for good reason within the two-year period following a change of control, then, if the executive officer provides a separation agreement, the executive officer will be entitled to (1) severance in the amount of two times (three times, in the case of the Chief Executive Officer) the total of the executive officer’s base salary plus target annual bonus, (2) a pro rata portion of the executive officer’s annual bonus for the year of the termination, based on the Company’s actual performance, (3) health and medical insurance benefits for 24 months (36 months in the case of the Chief Executive Officer) and (4) outplacement benefits and assistance for 24 months (36 months, or such shorter period as may be required to comply with or be exempt from applicable tax regulations, in the case of the Chief

Executive Officer), up to a cost of $25,000 ($50,000 in the case of the Chief Executive Officer).  In addition, unless a more favorable result is provided under the Company’s equity incentive plan or an award agreement, (a) unvested stock options or stock appreciation rights will vest in full and be exercisable for up to 12 months, (b) unvested restricted stock or restricted stock units will vest in full and (c) unearned performance shares or performance share units will be deemed earned at the target level and fully vested.  These change of control termination benefits would also apply if the executive officer’s employment were terminated by the Company without cause within the six months prior to a change of control and the executive officer can reasonably demonstrate that the termination was in connection with or in anticipation of the change of control.

The Employment Agreements include customary confidentiality and restrictive covenant provisions, including non-solicitation, non-competition, non-interference and non-disparagement provisions.

Estimated Payments upon a Change of Control

The following table presents the estimated payouts that would be made upon a change of control coupled with a termination of employment (other than for cause or retirement), assuming the change of control occurred as of December 31, 2020 based on the terms of the Contingent Employment Agreements, which were the agreements in effect as of such date.  Because Mr. Pennypacker and Mr. Ruck were not employed on December 31, 2020, they are not included in the table below.  The severance benefits that we provided to each of Mr. Pennypacker and Mr. Ruck are described below in the Barry L. Pennypacker Separation Agreement section and the Peter A. Ruck Separation Agreement section, respectively.

Name	Base Salary(1)	Annual Incentive-Based Compensation(2)	Stock Options(3)	Restricted Shares(4)	Performance Shares(5)	Benefits(6)	Excise Tax Gross Up(7)	Total
Aaron H. Ravenscroft	$2,400,000	$2,400,000	$36,719	$429,873	$506,184	$58,134	$0	$5,830,910
David J. Antoniuk	$1,045,400	$784,050	$33,965	$404,464	$514,782	$40,452	$0	$2,823,114
Thomas L. Doerr, Jr.	$800,000	$480,000	$22,032	$253,915	$297,412	$39,828	$0	$1,893,187
Terrance L. Collins	$745,200	$447,120	$17,846	$221,931	$329,848	$39,800	$0	$1,801,745
Leslie L. Middleton	$776,000	$465,600	$0	$167,986	$142,271	$35,413	$0	$1,587,269

(1)	Represents three times Mr. Ravenscroft’s and two times each of the other named executive officer’s base salary on December 31, 2020.
(2)	Represents three times Mr. Ravenscroft’s and two times each of the other named executive officer’s target cash incentive compensation under the 2020 STIP.

(3)	Represents the value of unvested stock options based on the closing price ($13.31) of the Company's common stock on December 31, 2020.
(4)	Represents the value of unvested restricted stock units and restricted shares based on the closing price ($13.31) of the Company’s common stock on December 31, 2020.
(5)

Amounts shown assume that the surviving entity in the change of control did not assume the equity-based awards and represent the value of (a) performance shares for the 2018-2020 performance cycle, which were earned at 0% but would be paid out at 100% of target, and (b) other unvested performance shares, prorated and based on performance at year-end, which for the 2019-2021 performance cycle is projected below threshold and is shown at 100% of target and for the 2020-2022 performance cycle is projected at target and is shown at 100% of target. These values are based on the closing price ($13.31) of the Company’s common stock on December 31, 2020.

If the surviving entity in a change of control assumes the equity-based awards, but employment is terminated without cause or for good reason within 24 months (36 months in the case of Mr. Ravenscroft) following the change of control, awards will be deemed earned in full and as if the maximum performance goals provided under such awards were met.

(6)

Represents three times in the case of Mr. Ravenscroft and two times in the case of each of the other named executive officers, the value of annual benefits (including group life insurance, hospitalization and medical insurance) provided to such named executive officer.

(7)	The Company does not provide excise tax gross-ups under the Contingent Employment Agreements.

As stated in the Compensation Discussion and Analysis, during 2020, the named executive officers were also eligible for the Company’s severance pay plan, which is a discretionary severance program across the Company whereby all severance benefits are provided at the Company’s sole discretion and will be designed to meet the specific facts and circumstances of each termination. Under such Plan, the Board of Directors and the Compensation Committee had the sole authority to authorize any benefits under the plan to any officer of the Company. However, as discussed above, in February 2021, we entered into Employment Agreements with each of the named executive officers that were employed by us on such date and such Employment Agreements specify the severance benefits that each executive officer would be entitled to receive upon certain terminations of employment.

Executive Separations

CEO Transition.  As previously disclosed, on August 5, 2020, Mr. Pennypacker stepped down from his role as President and Chief Executive Officer and was succeeded by Mr. Ravenscroft as part of the Company’s leadership transition plan. Mr. Pennypacker continued to serve in an advisory role through December 31, 2020, to ensure a smooth transition.  Given Mr. Pennypacker’s extensive industry, market, customer, and product knowledge, it was imperative for the organization to have Mr. Pennypacker’s support during this leadership transition.  In his advisory role, Mr. Pennypacker was a resource to the Chairman of the Board of Directors and the incoming CEO.  Mr. Pennypacker’s knowledge, insights and cooperation were critical in the CEO transition’s success.

Barry L. Pennypacker Separation Agreement.  In connection with Mr. Pennypacker stepping down, we entered into an agreement with him governing the terms of his separation (the “Pennypacker Agreement”). Under the Pennypacker Agreement, Mr. Pennypacker is entitled to receive a payment of $4,000,000, which is equal to two times the sum of his base salary and target bonus under the STIP at the time of his separation from employment. This amount is being paid over a 24-month period following Mr. Pennypacker’s separation from employment. Mr. Pennypacker also received a pro rata bonus under the STIP based on our performance for 2020 in the amount of $226,512. In addition, he received accelerated vesting of a portion of his restricted stock units under our 2013 Omnibus Incentive Plan. The value of the accelerated vesting of the restricted stock units was approximately $426,451, calculated as the number of restricted stock units that vested (38,076) multiplied by $11.20, the closing price of our common stock on August 5, 2020.  All other equity-based awards that had yet to vest were forfeited. We also agreed to make an employer contribution in the amount of $175,000 to Mr. Pennypacker’s account under the Deferred Compensation Plan for the 2020 plan year.  Mr. Pennypacker also received a payment of $15,000 to cover costs and fees incurred for the legal review of the Pennypacker Agreement.

To the extent Mr. Pennypacker elects continued health and dental insurance coverage, he is entitled to receive reimbursement for the monthly cost of such coverage through the end of the 24-month period following his separation.  Our reimbursement obligation is subject to early termination if Mr. Pennypacker is offered health insurance from a new employer prior to the end of the 24-month period.

The Pennypacker Agreement also includes a release and customary covenants restricting Mr. Pennypacker from disclosing confidential information, from competing with our business and from soliciting our employees or employees of our subsidiaries.

Peter A. Ruck Separation Agreement.  Mr. Ruck’s employment was ended by the Company on September 4, 2020.  In connection with his separation, we entered into a separation agreement with him providing for a payment in the amount of $351,900, payable over a 12-month period following the separation.  Mr. Ruck also received a pro rata bonus under the STIP based on our performance for 2020 in the amount of $49,901.  In addition, he received accelerated vesting of a portion of his restricted stock units under our 2013 Omnibus Incentive Plan. The value of the accelerated vesting of the restricted stock units was approximately $177,248, calculated as the number of restricted stock units that vested (18,599) multiplied by $9.53, the closing price of our common stock on September 4, 2020.  All other equity-based awards that had yet to vest were forfeited.  Mr. Ruck was eligible to elect continued health and dental insurance coverage at the active employee rate for up to 12 months following his separation.  Mr. Ruck also was eligible for outplacement services at a cost of up to $25,000.  The agreement with Mr. Ruck includes a release and customary covenants restricting Mr. Ruck from disclosing confidential information, from competing with our business and from soliciting our employees or employees or our subsidiaries.

XII.	CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Mr. Ravenscroft, our Chief Executive Officer.  For the year ended December 31, 2020:

•	The annual total compensation of our median employee was reasonably estimated to be $48,153; and
•	The annual total compensation of Mr. Ravenscroft was $2,834,177

Based on this information, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee is estimated to be 59 to 1.

For 2020, we re-identified our median employee using a multi-step process.  First, we examined the base salaries and wages of all individuals employed by us on December 31, 2020 (other than Mr. Ravenscroft), whether full-time, part-time, or on a seasonal basis to identify the median base salary of all our employees.  We annualized wages and salaries for all permanent employees who were hired after January 1, 2020, as permitted by SEC rules, and converted all employees’ salaries or wages into U.S. dollars based on the applicable foreign exchange rate on December 31, 2020.  We then identified the median base salary and found that multiple employees were paid the median base salary in 2020. We selected an individual from this group whom we believed to be representative of our employee population to serve as our median employee and calculated their total compensation according to the same rules we use to calculate the total compensation of our named executive officers reported in the Summary Compensation Table, which did not include the value of widely available welfare benefits.

To calculate our ratio, we divided Mr. Ravenscroft’s annual total compensation by the annual total compensation of our median employee.  To calculate Mr. Ravenscroft’s annual total compensation, we used the amount reported in the “Total” column of our Summary Compensation Table for 2020.

XIII.	Miscellaneous

Other Matters

Management knows of no business that will be presented for action at the 2021 Annual Meeting other than as set forth in the Notice of Annual Meeting accompanying this Proxy Statement.  If other matters do properly come before the 2021 Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.

Shareholder Proposals

Proposals that shareholders of the Company intend to present at and have included in the Company’s Proxy Materials for the 2022 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received no later than November 25, 2021, at the Company’s principal executive offices, One Park Plaza, 11270 West Park Place, Suite 1000, Milwaukee, Wisconsin 53224, directed to the attention of our Secretary.

Under the Company’s Restated By-laws, written notice of shareholder proposals for the 2022 Annual Meeting of Shareholders of the Company that are not intended to be considered for inclusion in the 2022 Annual Meeting Proxy Materials (shareholder proposals submitted outside the processes of Rule 14a-8) must be received not prior to January 9, 2022 nor after February 3, 2022, directed to the attention of our Secretary, and such notice must contain the information specified in the Company’s Restated By-laws.

Annual Report

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2020 is available online at www.proxyvote.com and also through the Company’s website: www.manitowoc.com.  In addition, the Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this Proxy Statement as being available to a shareholder upon request.  Such requests should be addressed to our Secretary, The Manitowoc Company, Inc., One Park Plaza, 11270 West Park Place, Suite 1000, Milwaukee, Wisconsin 53224.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of Proxy Materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect any dividend check mailings.  If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our Secretary (in writing: The Manitowoc Company, Inc., One Park Plaza, 11270 West Park Place, Suite 1000, Milwaukee, Wisconsin 53224, by telephone: 414-760-4600) with the names in which all accounts are registered.  If you participate in householding and wish to receive a separate copy of the 2020 Annual Report or this Proxy Statement, please contact our Secretary at the above address or phone number.  We will deliver the requested documents to you promptly upon your request. Beneficial shareholders can request information about householding from their banks, brokers, or other holders of record.

It is important that proxies be returned promptly. Whether or not you expect to attend by virtual presence online at the 2021 Annual Meeting, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors

Thomas L. Doerr, Jr.
Executive Vice President, General Counsel and Secretary

Milwaukee, Wisconsin, March 25, 2021

Annex A:  Non-GAAP Reconciliation

Adjusted EBITDA and Adjusted EBITDA Percent

The reconciliation provided below reconciles net income (loss) from continuing operations with Adjusted EBITDA and Adjusted EBITDA Percent for the years ended December 31, 2020, 2019 and 2018 (in millions).

	Year ended December 31,
	2020	2019	2018
Net income (loss) from continuing operations	$(19.1)	$46.6	$(66.9)
Interest expense and amortization of deferred financing fees	30.6	34.2	40.9
Provision (benefit) for income taxes	17.1	12.4	(4.8)
Asset impairment expense	-	-	82.6
Depreciation expense	37.2	35.0	36.1
Amortization of intangible assets	0.3	0.3	0.3
Restructuring expense	7.0	9.8	12.9
Loss on debt extinguishment	-	25.0	-
Other non-recurring charges(1)	-	3.1	3.6
Other (income) expense – net(2)	10.0	(9.8)	11.5
Adjusted EBITDA	$83.1	$156.6	$116.2
Net sales	$1,443.4	$1,834.1	$1,846.8
Adjusted EBITDA Percent	5.8%	8.5%	6.3%

(1)  Other non-recurring charges in 2019 and 2018 includes losses from a long-term note receivable resulting from the 2014 divesture of the Company’s Chinese joint venture recorded in 2019 and 2018 and other non-recurring charges included in engineering, selling and administrative expenses.

(2)  Other (income) expense – net includes net foreign currency gains (losses), other components of net periodic pension costs, pension settlement charges, settlements of legal matters and other miscellaneous items.

Free Cash Flows

	Year ended December 31,
	2020	2019	2018
Net cash used for operating activities of continuing operations	$(35.1)	$(53.3)	$(512.8)
Cash receipts on sold accounts receivable	-	126.3	553.1
Net payments (borrowings) on accounts receivable securitization program	-	75.0	(43.2)
Adjusted operating cash flows	(35.1)	148.0	(2.9)
Capital expenditures	(26.3)	(35.1)	(31.7)
Free Cash Flows	$(61.4)	$112.9	$(34.6)

The reconciliation provided below reconciles net cash used for operating activities of continuing operations with Free Cash Flows for the years ended December 31, 2020, 2019 and 2018 (in millions).

Manitowoc®

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Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MTW2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D30555-P48667-Z78946 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE MANITOWOC COMPANY, INC.

The Board of Directors recommends a vote FOR proposals 1 through 3.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Anne E. Bélec
02) Robert G. Bohn
03) Donald M. Condon, Jr.
04) Anne M. Cooney
05) Kenneth W. Krueger
06) C. David Myers
07) John C. Pfeifer
08) Aaron H. Ravenscroft

NOTE: If other matters properly come before the meeting or any adjournment or postponement thereof, the undersigned also authorizes the named proxies to vote on such matters in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

A-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D30556-P48667-Z78946

THE MANITOWOC COMPANY, INC.
Annual Meeting of Shareholders
May 4, 2021 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Aaron H. Ravenscroft and Thomas L. Doerr, Jr., and each of them, as proxies for the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of The Manitowoc Company, Inc. that the undersigned is entitled to vote at the meeting and any adjournment or postponement of the meeting upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement of the meeting, conferring authority upon such true and lawful proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy previously given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

All votes for 401(k) participants must be received by 5:00 PM, Eastern Time, April 29, 2021.

Continued and to be signed on reverse side